UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Taubman Centers, Inc.

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TAUBMAN CENTERS, INC.

Notice of 2008 Annual Meeting of Shareholders

To be held May 29, 2008

To the Shareholders of Taubman Centers, Inc.:

The Annual Meeting of Shareholders of Taubman Centers, Inc. (the “Company”) will be held on Thursday, May 29, 2008, at the Community House, 380 South Bates Street, Birmingham, Michigan 48009, at 11:00 a.m., Eastern time, for the following purposes:

1.	To elect one director to serve until the annual meeting of shareholders in 2010 and to elect three directors to serve until the annual meeting of shareholders in 2011;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008;

3.	To approve the 2008 Omnibus Long-Term Incentive Plan;

4.	To consider a shareholder proposal, if presented at the meeting; and

5.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 7, 2008 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

By Order of the Board of Directors

Robert S. Taubman,
Chairman of the Board, President and Chief Executive Officer

Bloomfield Hills, Michigan
April 16, 2008

Even if you intend to be present at the annual meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting.

TAUBMAN CENTERS, INC.
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324

Proxy Statement for 2008 Annual Meeting

This proxy statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. (the “Company”) to be held at 11:00 a.m., Eastern time, on Thursday, May 29, 2008 at the Community House, 380 South Bates Street, Birmingham, Michigan 48009. The Company’s Board of Directors (the “Board”) is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company expects to mail this proxy statement on or about April 16, 2008.

About the Meeting

What is the purpose of the annual meeting of shareholders?

At the annual meeting of shareholders, holders of the Company’s common stock (the “common stock”) and Series B Non-Participating Convertible Preferred Stock (the “Series B Preferred Stock” and, together with the common stock, the “Voting Stock”) will act upon the matters outlined in the accompanying Notice of Meeting, including the election of one director to serve until the annual meeting of shareholders in 2010 and three directors to serve until the annual meeting of shareholders in 2011, the ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2008, the approval of the 2008 Omnibus Long-Term Incentive Plan (the “2008 Omnibus Plan”) and the consideration of a shareholder proposal (if presented at the meeting).

In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

Who is entitled to vote?

Only record holders of Voting Stock at the close of business on the record date of April 7, 2008 are entitled to receive notice of the annual meeting and to vote those shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?

The Company’s common stock and Series B Preferred Stock vote together as a single class and constitute the voting stock of the Company. The Company’s 8% Series G Cumulative Redeemable Preferred Stock and 7.625% Series H Cumulative Redeemable Preferred Stock (collectively, the “Non-Voting Preferred Stock”) do not entitle their holders to vote at the annual meeting. No other shares of the Company’s capital stock other than the Voting Stock and the Non-Voting Preferred Stock are outstanding, although the Company has authorized the issuance of shares of an additional series of preferred stock subject to the exercise of conversion rights granted to certain holders of preferred equity in The Taubman Realty Group Limited Partnership (“TRG”), the Company’s majority-owned subsidiary partnership through which the Company conducts all of its operations.

What is the Series B Preferred Stock?

The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company’s shareholders and votes together with the common stock on all matters as a single class. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. Two current directors whose terms are expiring, Robert S. Taubman and Lisa A. Payne, have been re-nominated by the holders of the Series B Preferred Stock. One current director whose term is not expiring, William S. Taubman, was also nominated by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock are entitled to nominate one more individual for election as a director of the Company, but they have chosen not to do so with respect to this annual meeting.

The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. Only TRG partners can acquire shares of Series B Preferred Stock; for nominal consideration, TRG partners can acquire such number of shares of Series B Preferred Stock equal to the number of TRG units that they hold. If a TRG partner tenders their TRG units for common stock under the Company’s Continuing Offer (described herein), they are required to redeem an equal number of shares of Series B Preferred Stock. If a TRG partner exercises options to acquire TRG units and elects to hold TRG units, such partner may also acquire an equal number of Series B shares. As of the date hereof, Messrs. Robert Taubman and William Taubman are the only TRG partners eligible to receive options to acquire TRG units related to their employment. If a non-TRG partner exercises options to acquire TRG units, the TRG units are automatically converted to shares of common stock under the Continuing Offer and such persons cannot acquire shares of Series B Preferred Stock.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 79,332,767 shares of Voting Stock were outstanding, consisting of 52,808,532 shares of common stock and 26,524,235 shares of Series B Preferred Stock. Broker non-votes (defined below), and proxies marked with abstentions or instructions to withhold votes, will be counted as present in determining whether or not there is a quorum.

What is the difference between holding shares as a shareholder of record and a beneficial owner?

Shareholders of Record.  If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.  Most of the Company’s shareholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.

How do I vote?

Shareholders of Record.  If you properly complete and sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your proxy card). If you attend the annual meeting, you may deliver your completed proxy card in person or vote by ballot. Even if you intend to be present at the annual meeting, we encourage you to vote your shares prior to the annual meeting.

Beneficial Owners.  If you properly complete and sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your voting instruction card). If you want to vote your shares at the annual meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

Can I change my vote after I return my proxy card or voting instruction card?

Shareholders of Record.  You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice revoking the proxy or a new proxy that is dated later than the proxy card. If you attend the annual meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.

Beneficial Owners.  If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or our transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Shareholders of Record.  Proxy cards that are signed and returned without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy card that properly comes before the annual meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

Beneficial Owners.  If you hold your shares in street name through a broker, trustee, bank or other nominee and do not return the voting instruction card or do not provide voting instructions for each matter, such nominee will determine if it has the discretionary authority to vote your shares. Under applicable law and NYSE rules and regulations, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm, but do not have discretion to vote on non-routine matters. The Company believes the approval of the 2008 Omnibus Plan and the shareholder proposal will each be considered a non-routine matter. Therefore, if you do not provide voting instructions, your shares will be considered “broker non-votes” with regard to such proposals because the broker will not have discretionary authority to vote thereon. Voting Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum and will be considered outstanding, but not voted, with respect to such proposals.

What are the Board’s recommendations?

The Board recommends a vote:

Proposal 1 – FOR the election of the nominated slate of directors.

Proposal 2 – FOR the ratification of KPMG as the Company’s independent registered public accounting firm for 2008.

Proposal 3 – FOR the approval of the 2008 Omnibus Long-Term Incentive Plan.

Proposal 4 – AGAINST the shareholder proposal.

What vote is required to approve each item?

Proposal 1 – Election of Directors.  Nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of nominees discussed in this proxy statement consists of (i) one director, Ronald W. Tysoe, appointed in December 2007 to fill the existing vacancy in the class of directors whose term will expire in 2010, and (ii) three directors, Robert S. Taubman, Lisa A. Payne and William U. Parfet, whose terms are expiring. Withheld votes will have no effect on the outcome of the vote.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to ratify the Audit Committee’s appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2008. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

Proposal 3 – Approval of 2008 Omnibus Long-Term Incentive Plan.  The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to approve the 2008 Omnibus Plan. Abstentions and broker non-votes will have the same effect as a vote against the matter.

Proposal 4 – Shareholder Proposal.  The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to approve the shareholder proposal, if presented at the meeting. Abstentions and broker non-votes will have the same effect as a vote against the matter. Shareholder approval of this proposal would not automatically eliminate the classified board, but would amount to an advisory recommendation to the Board to take the necessary steps to achieve a declassified board. The Board will consider the results of this proposal in light of its fiduciary duties to act in a manner it believes to be in the best interests of the Company and all of its shareholders.

Other Matters.  If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board does not propose to conduct any business at the annual meeting other than as stated above.

How can I access the Company’s proxy materials and annual report on Form 10-K?

The Corporate Governance subsection under “Investor Relations” on the Company’s website, www.taubman.com, provides access, free of charge, to Securities and Exchange Commission (“SEC”) reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. In addition, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324. Further, the SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at www.sec.gov. See also “Additional Information—Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held On May 29, 2008.”

The references to the website addresses of the Company and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites are not part of this proxy statement.

Is a registered list of shareholders available?

The names of shareholders of record entitled to vote at the annual meeting will be available to shareholders entitled to vote at the meeting on Thursday, May 29, 2008 at The Community House for any purpose reasonably relevant to the meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the annual meeting, and final voting results will be published in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2008.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s equity as of April 7, 2008. The share information set forth in the table below (both numbers of shares and percentages) reflects ownership of common stock and Series B Preferred Stock in aggregate; however, the notes to the table provide ownership information for the common stock and Series B Preferred Stock on a separate basis, including the percentage of the outstanding shares of the separate class that the holder’s shares represent. Each share of common stock and Series B Preferred Stock is entitled to one vote on each matter to be voted upon. Shares of the Company’s Non-Voting Preferred Stock held by directors or executive officers are specified in the applicable notes to the table, but are not included in the table. Unless otherwise indicated, each owner has sole voting and investment powers with respect to the shares listed below.

Directors, Executive Officers and 5%	Number of		Percent of
Shareholders (1)	Shares (1)		Shares (1)

Robert S. Taubman	2,978,357	(2)	3.7%
William S. Taubman	1,973,681	(3)	2.5
Lisa A. Payne	193,816	(4)	*
Stephen J. Kieras	61,428	(5)	*
David T. Weinert	63,540	(6)	*
Graham T. Allison	7,148	(7)	*
Jerome A. Chazen	15,535	(8)	*
Craig M. Hatkoff	5,131	(9)	*
Peter Karmanos, Jr.	54,633	(10)	*
William U. Parfet	16,453	(11)	*
Ronald W. Tysoe	843	(12)	*
A. Alfred Taubman	22,963,212	(13)	28.9
ING Groep N.V. Amstelveenseweg 500 1081 KL Amsterdam The Netherlands	4,470,561	(14)	5.6
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,585,272	(15)	4.5
Directors and Executive Officers as a Group (13 persons)	3,629,842	(16)	4.5

*	less than 1%

(1)	The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. A “5% shareholder” is defined as a holder of five percent of either the common stock or Series B Preferred Stock, while “Percent of Shares” provides information on the percentage of voting securities owned on an aggregate basis. Except as set forth in note 2 below regarding Units subject to issuance under the Deferral Agreement (as defined below), the share figures assume that all Units of Partnership Interest in TRG (“Units”) issued upon the exercise of options (“Options”) granted under The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan, as amended (the “1992 Option Plan”), will be immediately exchanged for an equal number of shares of common stock under the Company’s exchange offer (the “Continuing Offer”) to holders of Options and certain partners in TRG. Share figures shown also assume that outstanding Units are not exchanged for common stock under the Continuing Offer (to avoid duplication, as a corresponding number of shares of Series B Preferred Stock are owned by each holder of Units) and that outstanding shares of Series B Preferred Stock are not converted into common stock (which is permitted, under specified circumstances, at the ratio of one share of common stock for each 14,000 shares of Series B Preferred Stock, with any resulting fractional shares redeemed for cash). As of April 7, 2008, there were 79,332,767 beneficially owned shares of Voting Stock, consisting of 52,808,532 shares of common stock and 26,524,235 shares of Series B Preferred Stock.

References below to shares of common stock subject to issuance under the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Non-Employee Directors’ Deferred Compensation Plan”) refer to restricted stock units granted under such plan. Such restricted stock units are fully vested at the time of grant but do not have voting rights. The deferral period continues until the earlier of the termination of director service of a change of control.

(2)	Consists of (i) 5,925 shares of Series B Preferred Stock that Mr. Robert S. Taubman owns, 1,338,496 shares of Series B Preferred Stock owned by R & W-TRG LLC (“R&W”), a company owned by Mr. Taubman and his brother, Mr. William S. Taubman (shared voting and dispositive power), and 871,262 shares of Series B Preferred Stock subject to issuance under the Deferral Agreement (as defined and described below) (in the aggregate, 8.1% of the Series B Preferred Stock), and (ii) 19,457 shares of common stock that Mr. Taubman owns, 172,477 shares of common stock that Mr. Taubman has the right to receive upon the exercise and conversion of Options that have vested or will vest within 60 days of the record date, 70,740 shares of common stock owned by his wife and children for which Mr. Taubman disclaims any beneficial interest, and 500,000 shares of common stock owned by R&W (shared voting and dispositive power) (in the aggregate, 1.4% of the common stock).

To avoid duplication, excludes 5,925 Units that Mr. Taubman owns, 1,338,496 Units owned by R&W and 871,262 Units subject to issuance under the Deferral Agreement. Also excludes all shares owned by TRA Partners (“TRAP”), Taubman Realty Ventures (“TRV”), Taub-Co Management, Inc. (“Taub-Co”), TG Partners Limited Partnership (“TG”) and TG Acquisitions (“TGA”), because Mr. Taubman has no voting or dispositive control over such entities’ assets (see note 13 below). Mr. Taubman disclaims any beneficial interest in the Voting Stock and Units owned by R&W or the other entities described in the previous sentence beyond his pecuniary interest in R&W or such other entities. R&W has pledged 1,338,496 shares of Series B Preferred Stock and 1,338,496 Units to Comerica Bank as collateral for various loans.

Pursuant to an Option Deferral Agreement entered into in December 2001 among the Manager, TRG and Mr. Taubman (the “Deferral Agreement”), Mr. Taubman deferred his right to receive 871,262 Units (the “Deferred Units”) pursuant to Options granted to Mr. Taubman in 1992 that Mr. Taubman exercised during 2002. Until the Deferred Units are distributed in full, Mr. Taubman will receive distribution equivalents on the Deferred Units in the form of cash payments as and when TRG makes distributions on actual Units outstanding. Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, the Deferred Units will be paid to Mr. Taubman in ten annual installments. The Deferral Agreement will terminate and the Deferred Units will be paid to Mr. Taubman in a single distribution upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

(3)	Consists of (i) 5,925 shares of Series B Preferred Stock that Mr. William S. Taubman owns, and 1,338,496 shares of Series B Preferred Stock owned by R&W (shared voting and dispositive power) (in the aggregate, 5.1% of the Series B Preferred Stock), and (ii) 9,443 shares of common stock that Mr. Taubman owns, 92,438 shares of common stock that Mr. Taubman has the right to receive upon the exercise and conversion of Options that have vested or will vest within 60 days of the record date, 27,379 shares of common stock owned by his children and for which Mr. Taubman disclaims any beneficial interest, and 500,000 shares of common stock owned by R&W (shared voting and dispositive power) (in the aggregate, 1.2% of the common stock).

To avoid duplication, excludes 5,925 Units that Mr. Taubman owns and 1,338,496 Units owned by R&W. Also excludes all shares owned by TRAP, TRV, Taub-Co, TG or TGA because Mr. Taubman has no voting or dispositive control over such entities’ assets (see note 13 below). Mr. Taubman disclaims any beneficial interest in the Voting Stock and Units owned by R&W and the other entities described in the previous sentence beyond his pecuniary interest in R&W and such other entities. R&W has pledged 1,338,496 shares of Series B Preferred Stock and 1,338,496 Units to Comerica Bank as collateral for various loans.

(4)	Consists of 164,738 shares of common stock owned and 29,078 shares of common stock that Ms. Payne has the right to receive upon the exercise and conversion of Options that have vested or will vest within 60 days of the record date (in the aggregate, less than 1.0% of the common stock). 143,386 shares of common stock owned are held in a margin account.

Ms Payne is party to a 10b5-1 trading plan adopted on March 3, 2008. The plan provides for monthly sales of 2,400 shares of common stock if the specified minimum trading price is satisfied. Shares that are not sold in a particular month will be available for sale in subsequent months under the plan. A maximum of 24,000 shares remain available for sale under the plan, which is set to expire on February 27, 2009.

(5)	Consists of 2,704 shares of common stock owned, 3,701 shares of common stock which Mr. Kieras may be deemed to own through his investment in the Taubman Centers Stock Fund, one of the investment options under the Company’s 401(k) Plan, and 55,023 shares of common stock that Mr. Kieras has the right to receive upon the exercise and conversion of Options that have vested or will vest within 60 days of the record date (in the aggregate, less than 1.0% of the common stock).

(6)	Consists of 2,825 shares of common stock owned and 60,715 shares of common stock which Mr. Weinert has the right to receive upon the exercise and conversion of Options that have vested or will vest within 60 days of the record date (less than 1.0% of the common stock).

(7)	Consists of 2,516 shares of common stock owned and 4,632 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock).

(8)	Consists of 10,000 shares of common stock owned and 5,535 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock). Excludes 15,000 shares of Series G Preferred Stock owned by Mr. Chazen, 5,000 shares of Series G Preferred Stock owned by his wife, and 20,000 shares of Series G Preferred Stock owned by his children and for which Mr. Chazen disclaims any beneficial ownership (in the aggregate, 1.0% of the Series G Preferred Stock).

(9)	Consists solely of shares of common stock owned (less than 1.0% of the common stock).

(10)	Consists of 50,000 shares of common stock owned and 4,633 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock).

(11)	Consists of 12,645 shares of common stock owned and 3,808 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock).

(12)	Consists solely of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, less than 1.0% of the common stock).

(13)	Includes 100 shares of common stock owned by Mr. A. Alfred Taubman’s revocable trust and 186,837 shares of common stock owned by TRAP (in the aggregate, less than 1.0% of the common stock). Mr. Taubman’s trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the common stock owned by TRAP. Also includes 9,875 shares of Series B Preferred Stock owned by Mr. Taubman’s trust, 17,699,879 shares of Series B Preferred Stock owned by TRAP, 4,605,361 shares of Series B Preferred Stock owned by TG, 445,191 shares of Series B Preferred Stock owned by TGA, 11,011 shares of Series B Preferred Stock owned by TRV, and 4,958 shares of Series B Preferred Stock owned by Taub-Co. (in the aggregate 85.9% of the Series B Preferred Stock). To avoid duplication, excludes TRG units of the same amount as Series B Preferred Stock owned by such entities. The sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman’s trust is the managing general partner, and therefore Mr. Taubman may be deemed to be the beneficial owner of the shares of Series B Preferred Stock owned by Taub-Co. Mr. Taubman disclaims beneficial ownership of any shares of Series B Preferred

Stock owned by Taub-Co beyond his pecuniary interest in Taub-Co. Mr. Taubman, through control of the managing partner of each of TRV (through Mr. Taubman’s trust), TG and TGA, also has sole authority to vote and (subject to certain limitations) dispose of the shares of Series B Preferred Stock owned by TRV and TG and TGA, respectively, and therefore Mr. Taubman may be deemed to be the beneficial owner of all of the shares of Series B Preferred Stock owned by TRV, TG and TGA. Mr. Taubman disclaims beneficial ownership of any shares of Series B Preferred Stock owned by TRV, TG and TGA beyond his pecuniary interest in those entities.

(14)	Pursuant to Schedule 13G/A filed on February 14, 2008. Consists solely of shares of common stock owned (8.5% of the common stock). Of the shares set forth in the table, 2,429,561 shares are held by indirect subsidiaries of ING Groep N.V. in their role as discretionary manager of client portfolios and 8,000 shares are held by indirect subsidiaries of ING Groep N.V. in their role as trustee.

(15)	Pursuant to Schedule 13G/A filed on February 12, 2008. Consists solely of shares of common stock owned (6.8% of the common stock). The entity has sole power to vote 19,203 shares and sole power to dispose of 3,585,272 shares.

(16)	Consists of an aggregate of (i) 892,761 shares of common stock owned and 496,022 shares of common stock that such persons have the right to receive upon the exercise and conversion of Options that have vested or will vest within 60 days of the record date, and 19,451 shares of common stock subject to issuance under the Non-Employee Directors’ Deferred Compensation Plan (in the aggregate, 2.6% of the common stock), and (ii) 1,350,346 shares of Series B Preferred Stock owned and 871,262 shares of Series B Preferred Stock subject to issuance under the Deferral Agreement (see note 2 above) (in the aggregate, 8.1% of the Series B Preferred Stock).

See note 8 for Series G Preferred Stock beneficially owned by Mr. Chazen and his wife and children.

Proposal 1 — Election of Directors

The Board currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting to serve until the annual meeting of shareholders in 2011. In addition, one director is to be elected at the annual meeting to serve until the annual meeting of shareholders in 2010. The Board recommends that the shareholders vote FOR each of the four directors listed below that stand for election.

Robert S. Taubman, Lisa A. Payne and William U. Parfet have consented to serve a three-year term, and Ronald W. Tysoe has consented to serve a two-year term. Mr. Tysoe was appointed to the Board in December 2007 to fill the existing vacancy in the class of directors whose term will expire in 2010, and the Board determined that he stand for election at the 2008 annual meeting. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Additional information regarding the directors, director nominees and executive officers of the Company is set forth below.

Directors and Executive Officers

The Board currently consists of nine members serving three-year staggered terms. Under the Company’s Restated Articles of Incorporation, a majority of the Company’s directors must not be officers or employees of the Company or its subsidiaries. Officers of the Company serve at the pleasure of the Board.

The directors, director nominees and executive officers of the Company are as follows:

			Term
Name	Age	Title	Ending

Robert S. Taubman (1)	54	Chairman of the Board, President and Chief Executive Officer	2008
Lisa A. Payne (1)	49	Vice Chairman, Chief Financial Officer and Director	2008
William U. Parfet (1)	61	Director	2008
Graham T. Allison	68	Director	2009
Peter Karmanos, Jr.	65	Director	2009
William S. Taubman	49	Chief Operating Officer and Director	2009
Ronald W. Tysoe (2)	55	Director	2010
Jerome A. Chazen	81	Director	2010
Craig M. Hatkoff	54	Director	2010
Esther R. Blum	53	Senior Vice President, Controller and Chief Accounting Officer
Stephen J. Kieras	54	Senior Vice President, Development of The Taubman Company LLC
David T. Weinert	48	Senior Vice President, Leasing of The Taubman Company LLC
Robert R. Reese	44	Senior Vice President, Chief Administrative Officer of The Taubman Company LLC

(1) Standing for re-election to a three-year term.

(2) Standing for election to a two-year term.

Robert S. Taubman is the Chairman of the Board, and President and Chief Executive Officer of the Company and the Manager, which is a subsidiary of TRG. Mr. Taubman has been Chairman since December 2001 and President and CEO since 1990. Mr. Taubman has been a director of the Company since 1992. Mr. Taubman is also a director of Comerica Bank and of Sotheby’s Holdings, Inc., the international art auction house. He is also a member of the United States Department of Commerce Travel and Tourism Promotion Advisory Board, a director of the Real Estate Roundtable, a Trustee of the Urban Land Institute, a former trustee of the International Council of Shopping Centers, and a member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Taubman is the brother of Mr. William S. Taubman.

Lisa A. Payne is the Chief Financial Officer and Vice Chairman of the Company, as appointed in 2005, and previously served as the Executive Vice President and the Chief Financial and Administrative Officer of the

Company from 1997 to 2005. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996. Ms. Payne serves as a trustee of Munder Series Trust and Munder Series Trust II and a director of Masco Corporation.

William U. Parfet is currently chairman and chief executive officer of MPI Research, a Michigan-based, privately-held pre-clinical toxicology research laboratory. He joined MPI Research in November 1995 as co-Chairman. From 1993 to 1996, he served as president & chief executive officer of Richard-Allan Medical Industries (now Thermo Fisher Scientific Inc.), a worldwide manufacturer of surgical and laboratory products. Prior to that, he had served in a variety of positions at The Upjohn Company, a pharmaceutical company, most recently as Vice Chairman of the Board. Mr. Parfet currently serves on the boards of Monsanto Company (Audit, People and Compensation, and Executive Committees) and Stryker Corporation (Audit, Compensation, Executive, Investment and Finance Committees). Mr. Parfet has been a director of the Company since 2005.

Graham T. Allison is the Douglas Dillon Professor of Government and the Director of the Belfer Center for Science and International Affairs at Harvard University. He also serves as a director of the Nauticus Funds, the Loomis Sayles Funds and the Hansburger Funds and has served on the boards of Belfer Oil and Gas, Chase Manhattan Bank, Getty Oil Company, and USEC. Mr. Allison has been a director of the Company since 1996 and previously served on the Board from 1992 until 1993, when he became the United States Assistant Secretary of Defense.

Peter Karmanos, Jr. is the founder, and has served as a director since the inception, of Compuware Corporation, a global provider of software solutions and professional services headquartered in Detroit, Michigan. Mr. Karmanos has served as Compuware’s Chairman since November 1978, and as its Chief Executive Officer since July 1987. Mr. Karmanos serves as a director of Worthington Industries, Inc. and served as a director of Adherex Technologies, Inc. (listed on the Toronto Stock Exchange) through July 15, 2005. Mr. Karmanos has been a director of the Company since 2000.

William S. Taubman is the Chief Operating Officer of the Company, appointed in 2005, and served as Executive Vice President of the Company from 1994 to 2005. Mr. Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. Mr. Taubman has also been a director of the Company since 2000. His responsibilities include the overall management of the development, leasing, and center operations functions. He held various other positions with the Manager prior to 1994. Mr. Taubman also serves on the board of trustees of the International Council of Shopping Centers, and is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts. He is also a trustee for New Detroit and serves on the Board of Governors for the Museum of Arts & Design in New York. Mr. Taubman is the brother of Mr. Robert S. Taubman.

Ronald W. Tysoe was a Senior Advisor at Perella Weinberg Partners LP, a boutique investment banking firm in New York from October 2006 through September 2007. Prior to that he was Vice Chairman, Finance and Real Estate, of Federated Department Stores, Inc., a position he held since April of 1990. Mr. Tysoe served as Chief Financial Officer of Federated from 1990 to 1997 and served on the Federated Board of Directors from 1988 until May of 2005. Mr. Tysoe is a member of the Board of Directors of the E.W. Scripps Company, a media and broadcasting enterprise and serves as Chairman of the Audit Committee and is a member of the Compensation Committee. Mr. Tysoe is also a member of the Board of Directors of Canadian Imperial Bank of Commerce and serves on the Audit Committee. In addition, Mr. Tysoe is a director and member of the Audit Committee of NRDC Acquisition Corp., a recently formed special purpose acquisition corporation listed on the Amex exchange. Further, Mr. Tysoe is a director of Cintas Corporation and is a member of its Corporate Governance and Nominating Committee. Mr. Tysoe has been very active in the Cincinnati community over the last 15 years, serving as a trustee of The Cincinnati Zoo, The Cincinnati Museum Center and Cincinnati Country Day School, where he also served as President of the Board of Trustees for a number of years. Mr. Tysoe has been a director of the Company since 2007.

Jerome A. Chazen has been the Chairman of Chazen Capital Partners, a private investment company, since 1996. Mr. Chazen is also the Chairman Emeritus of Liz Claiborne, Inc., a company he founded with three other partners in 1976. Mr. Chazen is a director of New Motion, Inc. and is a member of its Audit Committee and Compensation Committee. He also serves as a board member, executive or trustee for numerous educational and charitable organizations. Mr. Chazen has been a director of the Company since 1992.

Craig M. Hatkoff served as Vice Chairman of Capital Trust, Inc., a real estate investment management company listed on the New York Stock Exchange (the “NYSE”) and one of the largest dedicated real estate mezzanine lenders, from 1997 to 2000. He has also served on the Board of Directors of Capital Trust since July 1997. From 2002 to 2005, Mr. Hatkoff was a trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City. Mr. Hatkoff is a co-founder of the Tribeca Film Festival. Mr. Hatkoff is also Chairman of Turtle Pond Publications LLC, which is active in children’s publishing and entertainment and is a private investor in other entrepreneurial ventures. Prior to joining Capital Trust, Inc., Mr. Hatkoff was a founder and a managing partner of Victor Capital Group, L.P., from 1989 until its acquisition in 1997 by Capital Trust, Inc. Mr. Hatkoff has been a director of the Company since 2004.

Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company, a position she has held since 1999. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions. Between 1992 and 1997, Ms. Blum served as the Manager’s Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992.

Stephen J. Kieras is Senior Vice President, Development of the Manager, a position he has held since September 2004. Mr. Kieras was a Group Vice President, Development of the Manager from 2001 to September 2004, a Vice President, Development from 1998 to 2001 and a Director, Development from 1990, when he joined the Manager, to 1998.

David T. Weinert is Senior Vice President, Leasing of the Manager, a position he has held since July 2004. Mr. Weinert was a Group Vice President, Leasing of the Manager from 2001 to July 2004, a Vice President heading leasing for the Manager’s western region based in San Francisco from 1992 to 2001 and served the Manager’s leasing department in various other capacities between 1986 and 1992.

Robert R. Reese is Senior Vice President, Chief Administrative Officer of the Manager, a position he has held since June 2005. Mr. Reese was Senior Vice President, Strategy and Business Performance of the Manager from 2004 to June 2005. Prior to joining the Company, Mr. Reese was a partner in the Chicago-based management consulting firm of RNW Consulting from 1998 to 2004, where he advised the Company on a range of corporate performance initiatives. Earlier in his career he served as a senior manager with Accenture and a vice president at Citibank.

The Board of Directors

Meetings.  In 2007, the Board held eight meetings. During 2007, all directors, except Mr. Karmanos, attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which they served. Directors are expected to attend all meetings, including the annual meeting of shareholders, and it is the Company’s policy to schedule a meeting of the Board on the date of the annual meeting of shareholders. All members of the Board as of the 2007 annual meeting attended such meeting, except Mr. Karmanos. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the Chief Executive Officer and other members of management on matters that affect the Company.

Non-management directors hold regularly scheduled executive sessions in which non-management directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. Each meeting, the position of presiding director is rotated in alphabetical order among the non-management directors. For more information regarding the Board and other corporate governance procedures, see “—Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, including the presiding director, see “—Communication with the Board.”

Director Independence.  The Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Allison, Chazen, Hatkoff, Karmanos, Parfet and Tysoe are “independent” from management in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the categorical and other criteria for independence set forth in the Company’s Corporate Governance Guidelines. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee of the Board qualifies under the Audit

Committee independence standards established by the SEC and NYSE. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors.

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees. Each committee reports on its activities to the full Board and each committee, except the Executive Committee, has regularly scheduled meetings. Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available on the Company’s website, www.taubman.com, in the Corporate Governance subsection of the Investor Relations page (the “Corporate Governance Subsection”). The table below sets forth the current membership of the four standing committees of the Board and the number of meetings and written consents in 2007 of such committees (1):

Nominating and
Corporate
Name	Audit	Compensation	Governance	Executive

Graham T. Allison	—	—	X	X
Jerome A. Chazen	Chair	X	—	—
Craig M. Hatkoff(2)	—	Chair	X	—
Peter Karmanos, Jr.	—	X	—	—
William U. Parfet	X	—	X	—
Lisa A. Payne	—	—	—	—
Robert S. Taubman	—	—	—	Chair
William S. Taubman	—	—	—	—
Ronald W. Tysoe(2)	X	—	—	X
Meetings	11	4	3	1
Action by Unanimous Written Consent	—	—	—	1

(1)	Allan J. Bloostein was the Chair of the Nominating and Corporate Governance Committee and a member of the Executive Committee in 2007 until his death on February 8, 2007. The Board has not appointed a new Chair to the Nominating and Corporate Governance Committee.

(2)	Upon the appointment of Mr. Tysoe to the Board on December 17, 2007, the Board determined to reallocate members of the Board committees. Mr. Tysoe was appointed to the Audit Committee, and Mr. Hatkoff was moved from the Audit Committee to the Nominating and Corporate Governance Committee. Mr. Tysoe was appointed to the Executive Committee in 2008.

Audit Committee.  The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal audit function. In addition, the Audit Committee engages the independent registered public accounting firm. See “Report of the Audit Committee” for additional information on the responsibilities and activities of the Audit Committee.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate. The Board has further determined that Mr. Parfet and Mr. Tysoe each qualify as an “audit committee financial expert” within the meaning of SEC regulations and that each of them has the accounting and related financial management expertise required by the NYSE listing standards. The designation of “audit committee financial experts” do not impose upon such persons any duties, obligations or liabilities that are greater than are generally imposed on each of them as members of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Compensation Committee.  The Compensation Committee is responsible for overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s executive officers. See “Compensation Discussion and Analysis” for additional information on the responsibilities and activities of the Compensation Committee.

Executive Committee.  The Executive Committee has the authority to exercise many of the functions of the full Board between meetings of the Board.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for identifying and nominating individuals qualified to serve as Board members, other than vacancies for which holders of the Series B Preferred Stock are entitled to propose nominees, and recommending directors for each Board committee. Generally, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.

In conducting the selection and nomination process, the Nominating and Corporate Governance Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. If a vacancy on the Board occurs, the Nominating and Corporate Governance Committee will actively seek individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The process also seeks to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business. The Company also requires that independent directors comprise a majority of the Board, and the nominee must not serve on more than five other public company boards.

The Nominating and Corporate Governance Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. Upon Mr. Bloostein’s death in February 2007, the Nominating and Corporate Governance Committee determined to rely initially on referrals from the Company’s current directors and management in filling such vacancy. The committee spent significant time in 2007 evaluating numerous candidates before determining to appoint Mr. Tysoe in December 2007. Mr. Robert Taubman had introduced Mr. Tysoe to the committee based upon the recommendations of various industry acquaintances.

The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company’s by-laws. The committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The Company did not receive any timely nominations of directors by shareholders for the 2008 annual meeting of shareholders.

Under the Company’s by-laws, shareholders must follow an advance notice procedure to nominate candidates for election as directors (or to bring other business before an annual meeting). The advanced notice procedures do not affect the right of shareholders to request the inclusion of proposals in the Company’s proxy statement and form of proxy pursuant to SEC rules. Under the by-law procedures, a shareholder that proposes to nominate a candidate for director or propose other business at the annual meeting of shareholders, must give the Company written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting; if, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not less than 60 days and not more than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. The notice must include:

•	for director nominations, the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules in the event of an election contest;

•	for director nominations, the consent of each nominee to serve as a director if elected;

•	for other business, a brief description of such business, the reasons for conducting such business and any material interest in such business;

•	the name and address of the shareholder (and beneficial owner, if any) making the nomination; and

•	the class and number of shares of the Company’s stock that the nominating shareholder (and beneficial owner, if any) owns.

The Nominating and Corporate Governance Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.

Director Compensation

In 2007 and prior years, the Nominating and Corporate Governance Committee was responsible for reviewing director compensation and making recommendations to the Board, the body responsible for approving director compensation. Beginning in 2008, the Compensation Committee will be responsible for such matters. The Compensation Committee intends to bi-annually review director compensation and make recommendations to the Board as appropriate. Director compensation consists of a mix of cash and equity, with directors retaining the option to defer such compensation. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board and to attract new directors with outstanding qualifications. Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board or any committees thereof.

2007 Revisions to Compensation Program.  In December 2006, the Nominating and Corporate Governance Committee utilized Towers Perrin, a third party consultant also used by the Compensation Committee, to analyze non-employee director compensation. Towers Perrin’s analysis focused on proxy statement data of two comparator groups: (a) a primary comparator group of 18 real estate investment trusts (“REITs”) with a median market capitalization of approximately $6 billion (the same comparator group used in connection with the 2006 senior management compensation analysis) and (b) a secondary comparator group of 15 companies across industries with market capitalizations between $3 billion to $6 billion. In particular, Towers Perrin’s analysis of the two comparator groups noted that the total compensation paid to the Company’s non-employee directors was below the market median, primarily resulting from relatively lower equity compensation.

Effective January 1, 2007, the Board approved the following changes to director compensation based upon the recommendation of the Nominating and Corporate Governance Committee: (1) the annual equity retainer increased from a fair market value of $15,000 to $50,000; (2) meeting fees for each Board or committee meeting attended increased from $1,000 to $1,500; and (3) the additional cash retainer for the chair of the Nominating and Corporate Governance Committee was increased from $2,500 to $5,000.

In addition, effective January 1, 2007, the Board approved stock ownership guidelines for non-employee directors based upon the recommendation of the Nominating and Corporate Governance Committee. Non-employee directors are required to retain 3,307 shares of the Company’s common stock, which corresponds to $175,000 (five times the annual cash retainer, excluding the additional cash retainer for committee chairs) divided by $52.92 (the Company’s average closing stock price over the 90 trading days prior to March 7, 2007, the date of Board approval). Directors have a five-year period to comply with the guidelines.

2007 Non-Employee Director Compensation.  The following table sets forth the compensation program for non-employee directors in 2007:

Annual cash retainer:
Audit Committee chair	$47,500
Compensation Committee chair	42,500
Nominating and Corporate Governance chair	40,000
Other directors	35,000
Annual equity retainer (fair market cash value)	50,000
Attendance fees per Board or Committee meeting	1,500

In respect of the annual equity retainer, non-employee directors receive shares of common stock having a fair market value of $12,500 each quarter (in advance) pursuant to the Taubman Centers, Inc. Non-Employee Directors’ Stock Grant Plan. The fair market value is based on the closing price as of the last business day of the preceding quarter. The Company does not coordinate the timing of share grants with the release of material non-public information, as the grant date is always the first business day of each quarter.

In accordance with the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan, non-employee directors may defer the receipt of all or a portion of the cash retainer and equity retainer until the earlier of the termination of Board service or upon a change of control. The deferred compensation is denominated in restricted stock units, and the number of restricted stock units received equals the deferred retainer fee divided by the fair market value of the Company’s common stock on the business day immediately before the date the director would have been otherwise entitled to receive the retainer fee. During the deferral period, the directors’ deferral accounts are credited with dividend equivalents on their deferred restricted stock units (corresponding to cash dividends paid on the Company’s common stock), payable in additional restricted stock units based on the fair market value of the Company’s common stock on the business day immediately before the record date of the applicable dividend payment. Each director’s deferral account is 100% vested. The restricted stock units are converted into the Company’s common stock at the end of the deferral period for distribution.

Other.  The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

2007 Director Compensation Table

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($) (1)(2)	($) (2)(3)	($)

Graham T. Allison	$53,000	$50,000	$103,000
Allan J. Bloostein (4)	10,000	12,500	22,500
Jerome A. Chazen	82,000	50,000	132,000
Craig M. Hatkoff	77,136	49,864	127,000
Peter Karmanos, Jr.	45,500	50,000	95,500
William U. Parfet	66,500	50,000	116,500
Ronald W. Tysoe (5)	—	—	—

Total	$334,136	$262,364	$596,500

(1)	Represents amounts earned in cash in 2007 with respect to the annual cash retainer, meeting fees and fractional shares awarded under the Taubman Centers, Inc. Non-Employee Directors’ Stock Grant Plan that are paid in cash.

(2)	In 2007, the following directors elected to defer fully the receipt of their cash retainer and equity retainer under the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan:

		Restricted Stock
		Units Credited
	2007 Deferrals	(excl. dividend
	($)	equivalents)

Graham T. Allison	85,000	1,601
Jerome A. Chazen	97,500	1,836
Peter Karmanos, Jr.	85,000	1,601
William U. Parfet	85,000	1,601

The restricted stock units are fully vested upon issuance; therefore, the grant date fair value of each award, equal to the corresponding cash value of such award (as specified in the narrative above), is fully recognized upon issuance for financial statement reporting purposes in accordance with FAS 123(R).

(3)	Represents shares of common stock granted under the Taubman Centers, Inc. Non-Employee Directors’ Stock Grant Plan in 2007. The common stock is fully vested upon issuance; therefore, the grant date fair value of each award, equal to the corresponding cash value of such award (as specified in the narrative above), is fully recognized upon issuance for financial statement reporting purposes in accordance with FAS 123(R).

(4)	Died on February 8, 2007.

(5)	Appointed December 17, 2007.

Corporate Governance

The Board has adopted Corporate Governance Guidelines, a copy of which can be found at the Company’s web site, www.taubman.com, in the Corporate Governance Section. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

The Board also has adopted a Code of Business Conduct and Ethics (the “Code”), which sets out basic principles to guide the actions and decisions of all of the Company’s employees, officers and directors. The Code, also available at the Company’s web site in the Corporate Governance Section, covers numerous topics including honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver that relates to the Company’s executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on the Company’s website in the Corporate Governance Section. See “Related Person Transactions” for additional information on the Board’s policies and procedures regarding related person transactions.

The Company is required to comply with the NYSE listing standards applicable to corporate governance and on June 8, 2007, the Company timely submitted to the NYSE the annual CEO certification, pursuant to Section 303A.12 of the NYSE’s listing standards, whereby Mr. Robert S. Taubman certified that he is not aware of any violation by the Company of the NYSE’s corporate governance listing standards as of the date of the certification. In addition, the Company has filed with the SEC, as exhibits to its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007, respectively, and its Annual Report on Form 10-K for the year ended December 31, 2007, certifications by the Company’s CEO and CFO in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

A copy of the Company’s committee charters, Corporate Governance Guidelines and Code will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

Communication with the Board

Any shareholder or interested party who desires to communicate with the Board or any specific director, including non-management directors, the presiding director, or committee members, may write to: Taubman Centers, Inc., Attn: Board of Directors, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

•	attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company’s toll free, confidential hotline number published at www.taubman.com in the Corporate Governance Section in the document entitled, “Procedures for Submitting Concerns About the Company’s Accounting and Auditing Matters.” Employees may submit such concerns on a confidential and anonymous basis.

Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

Compensation Discussion And Analysis

The Taubman Company LLC (the “Manager”), which is approximately 99% beneficially owned by TRG, provides property management, leasing, development and other administrative services to, among others, the Company and its shopping centers. All employees of the Company are employed directly by the Manager, and the Company’s executive officers generally have similar titles and responsibilities with the Manager. The Manager assists the Compensation Committee in determining executive officer compensation, equity grants to the Company’s employees generally and other compensation matters. References in this Compensation Discussion and Analysis, and the following compensation-related tables and narrative to the Company includes the Manager, unless the context otherwise requires.

The Compensation Committee (referred to as the “Committee” in this section), composed entirely of independent directors, administers the executive compensation program of the Company. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s executive officers, including the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”). This section of the proxy statement explains how the Company’s compensation programs are designed and operate in practice with respect to the named executive officers.

Compensation Philosophy for Named Executive Officers

The Company’s compensation program for named executive officers generally consists of base salary, annual cash bonus, long-term share-based incentive awards and certain other benefits. The Company also provides certain deferred compensation and severance arrangements for its named executive officers, although the Company does not maintain any defined benefit pension plans or defined benefit SERPs for such persons. The compensation program is designed to:

•	provide total compensation that is both fair and competitive;

•	attract, retain and motivate key executives who are critical to the Company’s operations;

•	increase the proportion of “at-risk” pay as an employee’s level of responsibility increases, while rewarding superior individual and Company performance on both a short-term and long-term basis; and

•	align executives’ long-term interests with those of shareholders.

The Committee seeks to ensure the foregoing objectives by targeting the midpoint of the applicable peer group with respect to base salary, while maintaining above-median targets for performance incentives. The Committee uses market data as a guideline, and also considers Company performance, internal pay equity, individual performance reviews, hiring and retention needs and other external market pressures in finalizing its compensation determinations.

Determining Compensation for Named Executive Officers

The timing of the Committee’s compensation determinations for named executive officers is generally as set forth below.

Element of Compensation	Meeting Date/Review and Approval Steps

Base salary	First quarter of applicable year
• Approve base salary
Annual bonus plan	Fourth quarter of prior year • Approve preliminary financial performance goals of Company and cash bonus payment formula
First quarter of applicable year
  •      Approve cash bonus targets (as percentage of base salary)
  •      Approve revised financial performance goals, and a revised cash bonus payment formula, based on final results of prior year

Fourth quarter of applicable year • Review preliminary achievement of financial performance goals and approve any permitted adjustments
First quarter of following year
  •      Review and approve achievement of financial performance goals and approve any permitted adjustments
  •      Allocate aggregate cash bonus pool of senior management among members of senior management based on subjective factors

Long-term incentive program	Fourth quarter of prior year • Approve strategic and preliminary financial performance goals of Company
First quarter of applicable year • Approve revised financial performance goals based on final results of prior year
First quarter of following year
  •      Approve overall evaluation of Company performance based on strategic and financial performance goals
  •      Approve performance incentive pool based on evaluation of Company performance and approve participation pool
  •      Approve grant of restricted stock units and Options based on participation and performance pools

The Committee also reviews and proposes changes to post-termination benefits, perquisites and other compensation matters as it deems appropriate.

Management and Other Employees.  The Committee customarily takes significant direction from the recommendations of Mr. Robert S. Taubman, the Company’s Chairman, President and Chief Executive Officer, and other members of management as appropriate, as it believes they have the best understanding of the overall effectiveness of the management team and of each person’s individual contribution to the Company’s performance. For each named executive officer, the Committee is provided a compensation recommendation as well as information regarding the individual’s experience, current performance, potential for advancement and other subjective factors. The Committee retains the discretion to modify the recommendations of management and reviews such recommendations for their reasonableness based on the Committee’s compensation philosophy and related considerations.

The Company and the Committee together set the meeting dates and agendas for Committee meetings, and Mr. Robert Taubman is invited regularly to attend such meetings. The Committee regularly meets in executive session to review the performance and determine the compensation of Mr. Robert Taubman and to discuss compensation issues generally outside the presence of management. The Company’s legal advisors, human resources department and corporate accounting department support the Committee in its work in developing and administering the Company’s compensation plans and programs.

Third-Party Consultants.  In 2007, the Committee engaged Towers Perrin to advise the Committee of ’best practices’ and market trends in compensation, assess the Company’s competitive position regarding compensation and assist in the implementation of the Committee’s compensation philosophy. The Committee has the sole authority to retain and terminate any consultant and the sole authority to approve the engagement fees and other retention terms. In practice, the Committee works with management to determine the consultant’s responsibilities and direct its work product. Towers Perrin received $110,208 from the Company for its services to the Committee in 2007. In addition, Towers Perrin advises management of the Company on other compensation issues and received $126,507 from the Company for such work in 2007. A representative of Towers Perrin attended three of the four Committee meetings in 2007.

The Committee receives a report on market competitiveness from Towers Perrin on at least a bi-annual basis and reviews the peer groups as appropriate to ensure that they are the appropriate benchmarks. The Committee determined that it would not materially change its compensation program for named executive officers in 2007 and therefore concluded that an update of Towers Perrin’s 2006 market data was not necessary. Set forth below is a summary of the 2006 market data.

In 2006, with respect to base salary, the Committee generally focused on a peer group of seven regional mall REITs, while it considered annual and long-term incentives in the context of five peer group markets consisting of (i) the seven regional mall REITs, (ii) retail REITs, (iii) REITs with a market capitalization above $2 billion, (iv) REITs generally and (v) companies with annual revenues of at least $750 million that participate in general executive compensation surveys conducted by three compensation consulting firms (including one by Towers Perrin).

The regional mall REIT peer group was comprised of seven companies, which the Committee believed was the Company’s primary comparator group as of such date: CBL & Associates Properties, Inc., General Growth Properties, Inc., Glimcher Realty Trust, The Mills Corporation, The Macerich Company, Pennsylvania Real Estate Investment Trust and Simon Property Group, Inc. The retail REIT survey consisted of 37 companies of various capitalizations. The REIT market cap survey (above $2 billion) contained 35 companies. The REIT survey group consisted of 100 companies of various capitalizations. The National Association of Real Estate Investment Trusts (“NAREIT”) 2005 Compensation Survey was used as the data source for the foregoing REIT-related surveys, which was supplemented by 2006 proxy statement data where available. The three general surveys conducted by compensation consulting firms covered a range of companies with at least $750 million in annual revenues.

The 2006 proxy statement data included six regional mall REITs (highlighted above, except The Mills Corporation) and 12 shopping center and office REITs (Arden Realty, Inc., Boston Properties, Inc., Developers Diversified Realty Corporation, Duke Realty Corporation, Equity Office Properties Trust, Federal Realty Investment Trust, Forest City Enterprises, Inc., Kimco Realty Corporation, Mack-Cali Realty Corporation, Regency Centers Corporation, SL Green Realty Corp. and Trizec Properties, Inc.). The Mills Corporation, CarrAmerica Realty Corporation and Highwoods Properties, Inc. are REITs that were not included in the proxy data but would have been included had they filed their respective 2006 proxy statements prior to the time of the analysis.

Elements of Compensation in 2007 for Named Executive Officers

The primary elements of compensation to the named executive officers in 2007 were base salary, annual cash bonus, and long-term share-based incentive awards (collectively, “total direct compensation” or “TDC”), as well as perquisites, contributions to defined contribution plans and customary benefits provided to all salaried employees. Further, the Company provides certain of the named executive officers with deferred compensation arrangements, and certain named executive officers have a right to contingent compensation relating to change of control and/or employment agreements.

The Committee generally focuses on target total direct compensation (“target TDC”), which consists of base salary, target annual cash bonus and target long-term share-based incentive awards, in determining compensation changes for named executive officers from year to year.

Summary

The Committee determined to have modest increases in target TDC to named executive officers in 2007, following an aggregate increase of 11% in target TDC in 2006. The Committee concluded that the target TDC increases in 2006 sufficiently addressed the need to increase at-risk pay, improve internal pay equity, improve its competitive pay program and otherwise tailor the compensation program to meet the Company’s compensation objectives. In 2007, the Committee determined to increase the base salary and target cash bonus by 4.25%, which was consistent with the overall average wage increase provided to the Company’s other employees. The target value of long-term share-based incentive awards did not change from 2006.

The Committee also believes that the target TDC in 2007 is fair and reasonable in light of the Company’s financial performance, which has been reflected in the Company’s stock price. With a flat total return in 2007, the Company continued to have the best stock performance of any mall REIT and was in the top 15 percent of more than 120 U.S. REITs, and it has achieved a compound annual average total return to shareholders of 21.0% over the last 10 years. Further, in 2007, the Company’s properties achieved record, industry-leading average tenant sales per square foot of $555 for comparable centers, and the Company increased its common dividend by 11 percent (the twelfth consecutive annual dividend increase).

The following table sets forth the target TDC approved for the named executive officers in 2007. The TDC paid or earned in 2007 by named executive officers exceeded target TDC to the extent the Company’s and/or individual’s performance exceeded applicable goals.

		2007 Internal Pay Equity
Name	2007 Target TDC	(% of CEO Target TDC)

Robert S. Taubman	$2,685,844	—
Lisa A. Payne	1,753,066	65
William S. Taubman	1,710,063	64
David T. Weinert	1,002,044	37
Stephen J. Kieras	841,840	31

Base Salary

General.  The Committee believes that base salary is a primary factor in retaining and attracting key employees in a competitive marketplace. During downturns in the REIT or equity markets, an employee’s base salary also serves to preserve an employee’s commitment to the Company. The base salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Changes in salary are based on an evaluation of the individual’s experience, current performance, potential for advancement, internal pay equity and level of pay compared to REIT and general industry peer group pay levels. Merit increases normally take effect in early April.

2007 Analysis.  As noted previously, the Committee determined to increase base salaries by 4.25%, which was consistent with the overall average wage increase provided to the Company’s other employees.

The following table sets forth the base salaries approved for the named executive officers in 2006 and 2007.

Name	2006 Base Salary	2007 Base Salary

Robert S. Taubman	$650,000	$677,625
Lisa A. Payne	525,000	547,313
William S. Taubman	500,000	521,250
David T. Weinert	350,000	364,875
Stephen J. Kieras	315,000	328,388

Annual Bonus Plan

General.  The Committee believes the Company’s annual bonus plan provides a meaningful incentive for the achievement of short-term Company and individual goals, while assisting the Company in retaining, attracting and motivating employees in the near term.

The annual bonus plan is predicated on the Company’s satisfaction of two annual performance measures: growth in funds from operations (“FFO”) per diluted share and comparable center net operating income (“Comp Center NOI”). Target FFO per diluted share and Comp Center NOI are intended to reflect the Company’s long-term growth goals and competitive pressures, the anticipated economic climate (including interest rates) and other budgetary risks and opportunities. The Committee has the authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set; the Committee customarily utilizes this discretion as appropriate, including for write-offs related to financings.

Upon the Committee’s approval of any adjustments to actual FFO per diluted share and Comp Center NOI for purposes of determining the cash bonus pool, the Committee’s pre-approved payment formula determines the size of the actual cash bonus pool as a percentage of the target pool, ranging from 0% to 200%. Actual cash bonuses earned by each member of senior management are determined by the Committee upon its allocation of the aggregate, actual cash bonus pool of senior management based on individual performance reviews (with significant input from the CEO).

In 2005, 2006 and 2007, the actual cash bonus pool was 162.5%, 185% and 155%, respectively, of the target cash bonus pool, reflecting the Company’s above target performance results. Generally, the Committee approves minimum, target and maximum levels such that the relative difficulty of achieving the target cash bonus level is consistent from year to year.

FFO and NOI.  NAREIT defines FFO as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from extraordinary items and sales of properties, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures. The Company and the Committee believe that FFO is a useful supplemental measure of operating performance for REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, the Company and most industry investors and analysts consider presentations of operating results that exclude historical cost depreciation to be useful in evaluating the operating performance of REITs.

The Company uses NOI as an additional measure to evaluate the operating performance of centers. The Company defines NOI as property-level operating revenues (includes rental income (excluding straight-line adjustments of minimum rent), tenant recoveries, and other shopping center-related income) less maintenance, taxes, utilities, ground rent, and other property-level operating expenses. Since NOI excludes general and administrative expenses, pre-development charges, interest expense, depreciation and amortization, and gains from land and property dispositions, the Company and the Committee believe it provides a performance measure that, when compared period over period, reflects the revenues and expenses most directly associated with owning and operating rental properties, as well as the impact on their operations from trends in tenant sales, occupancy and rental rates, and operating costs.

FFO and NOI are non-GAAP measures and these should not be considered alternatives to net income as an indicator of the Company’s operating performance, and they do not represent cash flows from operating, investing or financing activities as defined by GAAP. These non-GAAP measures as presented by the Company are not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions.

2007 Analysis.  As noted previously, the Committee determined to increase target cash bonus by 4.25%, which was consistent with the overall average wage increase provided to the Company’s other employees.

	2006 Annual Target	2007 Annual Target	% of 2007
Name	Bonus (100%)	Bonus (100%)	Base Salary

Robert S. Taubman	$487,500	$508,219	75%
Lisa A. Payne	341,250	355,753	65
William S. Taubman	325,000	338,813	65
David T. Weinert	227,500	237,169	65
Stephen J. Kieras	204,750	213,452	65

The Committee increased 2007 target FFO per diluted share and modestly decreased Comp Center NOI in the first quarter of 2007 from amounts initially established in the fourth quarter of 2006 to account for better than expected financial results in 2006, revised assumptions for Taubman Asia and improved center operations. The Committee determined in the first quarter of 2008 that no adjustments to 2007 actual FFO per diluted share and Comp Center NOI were appropriate for purposes of determining the cash bonus pool, with the resulting aggregate annual cash bonus pool of 155% of the target cash bonus pool based on the pre-determined payment formula. The Committee divided up the actual cash bonus pool for senior management based on individual performance reviews (with significant input from the CEO), and such determinations are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

Long-Term Share-Based Incentives—Options and Restricted Stock Units

General.  The Committee believes the Company’s share-based incentive awards, with multiple-year vesting, provide the strongest incentive for employees to focus on the long-term fundamentals of the Company and thereby create long-term shareholder value. These awards also assist the Company in maintaining a stable, continuous management team in a competitive market.

Awards under the long-term incentive program are based on two components, (1) a static dollar pool that generally varies only due to new hires, terminations and promotions (the “participation pool”), and (2) a dollar pool that is based on the Committee’s review of the Company’s performance against pre-established financial and strategic performance goals (the “performance pool”). Generally, as is the case with the annual bonus plan, the Committee utilizes its discretion as appropriate to adjust reported financial measures for unusual or nonrecurring matters that impact the results in a given year and/or that were not contemplated when the original targets were set. The performance pool historically has ranged from 75% to 125% of the participation pool, with a target of 100%.

The dollar value of the combined award for each person is then converted into share-based awards. Senior management generally receives two-thirds of the award value in restricted stock units (under The Taubman Company 2005 Long-Term Incentive Plan (“2005 RSU Plan”)) and one-third in nonqualified Options (under the 1992 Option Plan), while the other eligible employees receive only restricted stock units. This methodology is consistent with the Committee’s objective of increasing at-risk compensation for its executive officers, as executive officers do not benefit from Option grants unless the value of the Company’s common stock increases following the grant.

The number of restricted stock units awarded by the Committee is determined by dividing the dollar value of the restricted stock unit grant by the aggregate of (a) the average closing price of the Company’s common stock on the date of grant and the two days prior, and (b) three years of dividends assuming a fixed percentage of compounded growth rate. Each restricted stock unit represents the right to receive upon vesting one share of the Company’s common stock plus a cash payment equal to the aggregate cash dividends that would have been paid on such share of common stock from the grant date to the vesting date. The Committee generally anticipates granting awards with vesting on or around the third anniversary of the grant date.

The number of Options awarded by the Committee is determined by dividing the dollar value of the Option grant by the closing price of the Company’s common stock on the date of grant, and then multiplying by a factor approved by the Compensation Committee. Each Option represents the right to receive one unit of TRG upon vesting and payment of the exercise price. The Committee generally intends to grant Options that vest in equal installments on approximately the first, second and third anniversaries of the grant date. Upon exercise, all employees, other than Messrs. Robert S. Taubman and William S. Taubman, are required to exchange each underlying unit for one share of the Company’s common stock under the Company’s Continuing Offer.

In 2006, 2007 and 2008 (relating to the prior year’s performance), the Committee approved a performance pool of 125%, 125% and 120%, respectively, of the participation pool, reflecting the Company’s above target performance results. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Awards Granted in First Quarter of 2007 for 2006 Performance Measures.  Financial objectives in 2006 were FFO per diluted share, Comp Center NOI growth, and three-year total shareholder return compared to a peer group (consisting of CBL & Associates Properties, Inc., General Growth Properties, Inc., The Mills Corporation, The Macerich Company, and Simon Property Group, Inc.). Strategic initiatives in 2006 were to implement and utilize tenant net revenue analyses, implement and utilize leasing and store opening strategies, review and analyze the Company’s business strategy and strategic goals and develop a scorecard to track such performance, design and test center-specific business planning processes, and review and test key elements of the Company’s development strategy.

In 2006, the Committee determined it was necessary to increase at-risk pay and improve its competitive pay program, and therefore determined to increase the target participation pool and performance pool by 12.7% for the named executive officers in 2006, as follows:

	2005 Target	2006 Target
Name	RSU Award	RSU Award	% Increase

Robert S. Taubman	$1,500,000	$1,500,000	—
Lisa A. Payne	760,000	850,000	11.8%
William S. Taubman	760,000	850,000	11.8
David T. Weinert	220,000	400,000	81.8
Stephen J. Kieras	220,000	300,000	36.4

Due to the Company’s robust performance in respect of its financial and strategic objectives in 2006, the Committee established the 2006 performance pool at 125% of the participation pool, the high end of the pool’s historical range. The amounts expensed in the Company’s financial statements for the awards made in 2007 are set forth in the “Summary Compensation Table.” Additional information regarding the awards is reflected in the “Grants of Plan-Based Awards in 2007” table.

Awards Granted in First Quarter of 2008 for 2007 Performance Measures.  Financial objectives in 2007 were FFO per diluted share, Comp Center NOI growth, and three-year total shareholder return compared to a peer group (consisting of CBL & Associates Properties, Inc., General Growth Properties, Inc., The Mills Corporation, The Macerich Company, and Simon Property Group, Inc.). Strategic initiatives in 2007 were to continue implementation and utilization of tenant net revenue analyses, continue implementation and utilization of leasing and store opening strategies, design and test center review processes, and implement the Company’s revised development strategy.

Based on the reasons noted above, the Committee determined not to change the target participation pool and performance pool in 2007.

2007 Target
Name	RSU Award

Robert S. Taubman	$1,500,000
Lisa A. Payne	850,000
William S. Taubman	850,000
David T. Weinert	400,000
Stephen J. Kieras	300,000

Due to the Company’s strong performance in respect of its financial and strategic objectives in 2007, the Committee established the 2007 performance pool at 120% of the participation pool. The amounts expensed in the Company’s financial statements and additional information regarding the awards made in 2008 will be set forth in the executive compensation tables in the 2009 proxy statement.

Adjustment to Total Shareholder Return Performance Measure for 2005 Options.  In March 2005, the Committee approved Option grants to Ms. Payne and Messrs. Weinert and Kieras, and other members of senior management, which vest in three equal installments based on relative total shareholder return (stock price plus value of reinvested dividends, “TSR”) at three, five and seven year measurement periods, respectively. The peer group originally consisted of seven companies and satisfaction of the performance goal required the Company’s TSR to be at least the median TSR for the peer group at the applicable measurement date. In March 2007, Simon Property Group acquired The Mills Corporation, which was one of the peer group companies. The Committee determined to keep Mills in the index by taking the undisturbed stock price of Mills and indexing it forward based on the average TSR of the remaining peer group companies.

2008 Omnibus Plan.   See “Proposal 3—Approval of 2008 Omnibus Long-Term Incentive Plan” for a description of the Company’s new proposed share-based plan. The 2008 Omnibus Plan would permit the Company to make grants from one plan, with uniform terms and conditions, and with updated provisions to ensure compliance with existing laws and best market practices. Further, it would provide flexibility to grant new award vehicles, rebalance the number of shares between Options and full value shares and extend the number of years of grants available under the Company’s share-based plans.

Stock Ownership Guidelines.  Stock ownership guidelines reinforce the Committee’s philosophy of having share-based compensation represent a significant proportion of annual compensation. Effective January 1, 2007, the Committee approved stock ownership guidelines for its executive officers. The guidelines require covered employees to hold a fixed number of shares of the Company’s common stock equal to two times their March 2007 base salary divided by $52.92, which represents the Company’s average closing stock price over the 90 trading days prior to March 7, 2007, the date of Board approval. Covered employees have a five-year period to comply with the guidelines. At the end of the five-year period, if a covered employee does not hold the requisite amount of shares, then the Company will pay 50% of such person’s annual cash bonus in restricted stock units until the minimum threshold is reached. The Committee will review the minimum equity holding level and other market trends and practices on a periodic basis. The Committee has confirmed that all covered employees have met or are making significant progress toward their milestone guidelines.

Timing and Pricing of Share-Based Grants.  The Company does not coordinate the timing of share-based grants with the release of material non-public information. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance, and share-based grants for executive officers and other employees generally are granted at the regular Committee meetings in the first and/or second quarter each year.

In accordance with the 1992 Option Plan, the exercise price of an Option is the closing price of the Company’s common stock (as reported by the NYSE) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant). The Committee is authorized to modify, extend or renew outstanding Options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE.

Perquisites

General.  The Company has historically maintained a conservative approach to providing perquisites to senior management. The perquisites are primarily additional benefits related to health programs and plans. These perquisites have been carefully selected to ensure that the value provided to employees is not at the expense of shareholder concern.

The Company permits Messrs. Robert Taubman and William Taubman to use the Company’s leased airplane for personal purposes. Such persons are required to fully reimburse the Company for the incremental cost of such use, which is the aggregate of the following expenses related to each flight leg: total pilot expenses (lodging, meals and transportation), fuel costs and landing fees. Therefore, the Company has no incremental cost in providing this benefit.

Deferred Compensation Arrangements

The Committee believes nonqualified deferred compensation arrangements are a useful tool to assist in tax planning and ensure retirement income for its named executive officers. Existing deferred compensation arrangements do not provide for above-market or preferential earnings as defined under SEC regulations. The Company did not enter into any new nonqualified deferred compensation arrangements with its named executive officers in 2007. See “Nonqualified Deferred Compensation in 2007” for information regarding the Company’s nonqualified deferred compensation arrangements existing in 2007, as well as contributions, earnings and withdrawals in 2007 and aggregate balances as of December 31, 2007.

Customary Benefits to All Salaried Employees

The Company also provides customary benefits such as medical, dental, life insurance and disability coverage to each named executive officer, which are also provided to all other eligible employees. The Company also provides paid time off to all employees, including the named executive officers, which are comparable to those provided at similar companies.

Severance Payments

See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the named executive officers under the Company’s compensation plans and arrangements upon termination of employment or a change of control of the Company.

Change of Control Agreements.  The Company and TRG are party to change of control agreements with certain of the senior management, including the following named executive officers: Ms. Payne and Messrs. Weinert and Kieras. These agreements were originally entered into in connection with a hostile takeover bid in 2003, and the Committee believes these agreements were instrumental in the continued success of the Company during such period and would be instrumental in the success of the Company in the event of any future hostile takeover bid. The Committee believes that such agreements are in the best interests of the Company and its shareholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that ensure that such employees’ compensation and benefits expectations will be satisfied and such compensation and benefits are competitive with those of other companies.

A fundamental feature of these agreements that is different from some change of control agreements is that most of the benefits have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the termination of employment, in this case within three years from such trigger event). This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon loss of employment. The only exceptions relate to vesting of share-based awards, which the Committee believes is appropriate due to the difficulty in converting the Company’s share-based performance awards into awards of the surviving company. Another fundamental feature of these agreements is the provision of a full tax-gross up, which reinforces the purpose of such agreements, on benefits that exceed limits set forth in Section 280G of the IRC by 110%. This conditional gross-up ensures excise tax gross-ups are only provided if the amount is at least 110% above the 280G limit, and if so, results in the full payout to applicable employees.

Employment Agreements.  Ms. Payne also is party to an employment agreement with the Company, initially entered into in 1997, that provides for certain severance benefits, including upon the Company’s termination of her employment without cause. This employment agreement was entered into in order to recruit Ms. Payne in a competitive market for her services, and the Committee continues to believe the potential severance benefits are consistent with its original objectives and are within current market practices. All other named executive officers are at-will employees of the Company.

Policy Regarding Retroactive Adjustments

The Committee does not have a formal policy regarding whether the Committee will make retroactive adjustments to, or attempt to recover, cash or share-based incentive compensation granted or paid to executive officers in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee may seek to recover any amount determined to have been inappropriately received by the individual executive to the extent permitted by applicable law.

Accounting and Tax Considerations

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation exceeding $1 million in any one year paid to its chief executive officer and its three other most highly compensated executive officers. However, the Company’s chief executive officer and all of its other executive officers are employed by the Manager, and Section 162(m) does not apply to the Manager because it is a partnership for federal income tax purposes. The executive officers perform limited services for the Company pursuant to a services agreement between the Company and the Manager. The Committee does not anticipate that any portion of Manager’s compensation expense that may be allocable to the Company will be limited by Section 162(m). Even if the Company’s compensation expense deduction were limited by Section 162(m), as long as the Company continues to qualify as a real estate investment trust under the IRC, the payment of non-deductible compensation should not have a material adverse impact on the Company.

Nonqualified Deferred Compensation.  Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to income tax penalties and interest to the extent such taxes were not timely paid. All of the Company’s employment and severance arrangements and benefit plans are or will be intended to meet the requirements of Section 409A to allow for deferral without immediate taxation, penalty or interest.

Change in Control Payments, Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). Additionally, IRC Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments.

The Company’s share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. Further, Ms. Payne and Messrs. Weinert and Kieras have employment agreements and/or change in control agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may qualify as excess parachute payments. As noted earlier, the change in control agreements provide a full tax-gross up on benefits that exceed limits set forth in Section 280G of the IRC by 110%.

Accounting for Share-Based Compensation.  Beginning on January 1, 2006, the Company began accounting for share-based payments in accordance with the requirements of FASB Statement No. 123(R), “Share-Based Payment.” The Company had previously adopted in 2003 the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation” and, consequently, the Company has been expensing the costs of Options since such time. The impact on the Company from the adoption of FASB Statement No. 123(R) was a change in the amortization period of option costs for employees who are eligible for retirement.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the proxy statement for the 2008 annual meeting of shareholders.

The Compensation Committee

Craig M. Hatkoff, Chairman
Jerome A. Chazen
Peter Karmanos, Jr.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2007, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers in 2007 and 2006.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Robert S. Taubman	2007	$670,719	$911,755	$655,581	$686,095	$27,075	$2,951,225
Chairman, President and	2006	688,462	570,681	497,937	2,104,609	26,204	3,887,893
CEO

Lisa A. Payne	2007	541,306	514,708	446,935	551,418	27,075	2,081,442
Vice Chairman and CFO	2006	518,269	316,935	354,425	1,341,313	26,204	2,557,146

William S. Taubman	2007	515,529	505,048	372,593	508,219	27,075	1,928,464
Chief Operating Officer	2006	496,635	307,275	277,149	1,345,000	26,204	2,452,263

David T. Weinert	2007	360,870	211,764	229,138	438,762	27,075	1,267,609
Senior Vice President,	2006	336,538	113,166	172,039	586,875	26,204	1,234,822
Leasing (Manager)

Stephen J. Kieras	2007	324,784	166,587	187,207	298,833	26,503	1,003,914
Senior Vice President,	2006	305,577	94,739	148,485	518,313	25,358	1,092,472
Development (Manager)

(1)	All awards in this column relate to restricted stock units granted under the 2005 RSU Plan. Each restricted stock unit includes the right to receive dividend equivalents, and upon vesting, the holder will receive a cash payment equal to the aggregate cash dividends that are paid on the Company’s common stock during the vesting period. The amounts reported reflect the amounts recognized for financial statement reporting purposes in the applicable year in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore may include amounts from awards granted in and prior to the applicable year. The amortization period for awards included in this column are:

Award Date	Amortization Period (months)

May 2005	38
March 2006	36
May 2006	34
March 2007	36

Generally, amortization begins in the month of the award date. Valuation assumptions used in determining these amounts are included in note 14 of the Company’s audited financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2007 (the “2007 10-K”).

The following table includes the compensation expense reported for restricted stock units in 2007 and 2006 on a grant-date by grant-date basis:

		2007 Expense	2006 Expense
Name	Grant Date	($)	($)

Robert S. Taubman	May 2005	299,765	299,765
	March 2006	325,099	270,916
	March 2007	286,891	—

Total		911,755	570,681
Lisa A. Payne	May 2005	160,215	160,215
	March 2006	172,654	143,878
	May 2006	19,263	12,842
	March 2007	162,576	—

Total		514,708	316,935
William S. Taubman	May 2005	150,555	150,555
	March 2006	172,654	143,878
	May 2006	19,263	12,842
	March 2007	162,576	—

Total		505,048	307,275
David T. Weinert	May 2005	41,211	41,211
	March 2006	55,536	46,280
	May 2006	38,512	25,675
	March 2007	76,505	—

Total		211,764	113,166
Stephen J. Kieras	May 2005	39,569	39,569
	March 2006	52,509	43,758
	May 2006	17,118	11,412
	March 2007	57,391	—

Total		166,587	94,739

(2)	All awards in this column relate to Options granted under the 1992 Option Plan. The amounts reported reflect the amounts recognized for financial statement reporting purposes in the applicable year in accordance with FAS 123(R), and therefore may include amounts from awards granted in and prior to the applicable year. The amortization period for awards included in this column are:

	Amortization Period by Grant Date (months)
Vesting	March 2005	May 2005	March 2006	May 2006	March 2007

One-third	36	17	12	10	12
One-third	60	29	24	22	24
One-third	84	41	36	34	36

Generally, amortization begins in the month of the award date. Valuation assumptions used in determining these amounts are included in note 14 of the Company’s audited financial statements included in the 2007 10-K.

The following table includes the compensation expense reported for Options in 2007 and 2006 on a grant-date by grant-date basis:

		2007 Expense	2006 Expense
Name	Grant Date	($)	($)

Robert S. Taubman	May 2005	79,157	170,300
	March 2006	214,453	327,637
	March 2007	361,971	—

Total		655,581	497,937
Lisa A. Payne	March 2005	71,789	71,789
	May 2005	42,313	91,027
	March 2006	113,888	173,996
	May 2006	13,829	17,613
	March 2007	205,116	—

Total		446,935	354,425
William S. Taubman	May 2005	39,760	85,541
	March 2006	113,888	173,995
	May 2006	13,829	17,613
	March 2007	205,116	—

Total		372,593	277,149
David T. Weinert	March 2005	57,431	57,431
	May 2005	10,887	23,416
	March 2006	36,632	55,966
	May 2006	27,658	35,226
	March 2007	96,530	—

Total		229,138	172,039
Stephen J. Kieras	March 2005	57,431	57,431
	May 2005	10,451	22,486
	March 2006	34,633	52,912
	May 2006	12,293	15,656
	March 2007	72,399	—

Total		187,207	148,485

(3)	The amounts earned in 2007 consist of payments earned under the 2007 annual bonus plan, which were approved by the Compensation Committee on February 27, 2008.

The amounts earned in 2006 consist of payments earned (i) under the 2006 annual bonus plan, which were approved by the Compensation Committee on March 6, 2007 and (ii) under the TTC Long-Term Performance Plan (the performance measures for the cash grant in 2004 were satisfied on January 1, 2007). See “Nonqualified Deferred Compensation in 2007” for additional information on the TTC Long-Term Performance Plan.

The following table includes the amounts earned in 2006 under the two plans:

	2006 Annual Bonus Plan	TTC Long-Term Performance Plan
Name	($)	($)

Robert S. Taubman	804,609	1,300,000
Lisa A. Payne	631,313	710,000
William S. Taubman	650,000	695,000
David T. Weinert	455,000	131,875
Stephen J. Kieras	358,313	160,000

(4)	Includes $18,300 and $8,775 (or $8,203 for Mr. Kieras) contributed by the Company to such person’s account in the 401(k) Plan and Supplemental Retirement Savings Plan, respectively. See “Nonqualified Deferred Compensation in 2007” for additional information on the Supplemental Retirement Savings Plan.

Grants of Plan-Based Awards in 2007

The following table provides information about equity and non-equity awards granted to the named executive officers in 2007.

		Estimated Possible Payouts			All Other	All Other
		Under Non-Equity			Stock	Option
		Incentive Plan Awards(1)			Awards:	Awards:
					Number	Number of	Exercise or	Grant Date
					of Shares	Securities	Base Price	Fair Value of
					of Stock	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	Awards(4)

Robert S. Taubman	N/A	—	$508,219	—	—	—	—	—
	03/07/07	—	—	—	18,476	—	—	$1,032,808
	03/07/07	—	—	—	—	60,376	$55.90	710,626
Lisa A. Payne	N/A	—	355,753	—	—	—	—	—
	03/07/07	—	—	—	10,470	—	—	585,273
	03/07/07	—	—	—	—	34,213	55.90	402,687
William S. Taubman	N/A	—	338,813	—	—	—	—	—
	03/07/07	—	—	—	10,470	—	—	585,273
	03/07/07	—	—	—	—	34,213	55.90	402,687
David T. Weinert	N/A	—	237,169	—	—	—	—	—
	03/07/07	—	—	—	4,927	—	—	275,419
	03/07/07	—	—	—	—	16,101	55.90	189,509
Stephen J. Kieras	N/A	—	213,452	—	—	—	—	—
	03/07/07	—	—	—	3,696	—	—	206,606
	03/07/07	—	—	—	—	12,076	55.90	142,135

(1)	The amounts in this column relate to the 2007 annual bonus plan. The aggregate amount payable to senior management under such plan is up to 200% of the aggregate target cash bonuses of senior management; however, since there is no maximum established for individual members of such plan, the Company has determined not to disclose a maximum amount in this table. The relevant performance measures were satisfied on December 31, 2007 and amounts earned were approved by the Compensation Committee on February 27, 2008; such amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	All awards in this column relate to restricted stock units under the 2005 RSU Plan. All restricted stock units granted in 2007 provide for vesting on March 1, 2010, subject to the terms of such award. See “Compensation Discussion and Analysis—Elements of Compensation in 2007 for Named Executive Officers” for a description of the material terms of the restricted stock units.

(3)	All awards in this column relate to Options granted under the 1992 Option Plan. All Options granted in 2007 provide for vesting in equal installments on March 1, 2008, 2009 and 2010, respectively, subject to the terms of such award. See “Compensation Discussion and Analysis—Elements of Compensation in 2007 for Named Executive Officers” for a description of the material terms of the Options.

(4)	The grant-date fair value is calculated in accordance with FAS 123(R). The fair value of each restricted stock unit, which includes the right to receive dividend equivalents, is equal to the stock price on the date of grant. Upon vesting, the holder will receive a cash payment equal to the aggregate cash dividends that are paid on the Company’s common stock during the vesting period; the foregoing is taken into account in calculating the grant-date fair value. The fair value of each Option is calculated using the Black-Scholes model, using assumptions which are included in note 14 to the Company’s audited financial statements included in the 2007 10-K.

Each restricted stock unit granted on March 7, 2007 had a grant-date fair value of $55.90. Each Option granted on March 7, 2007 had a grant-date fair value of $11.77.

Outstanding Equity Awards at December 31, 2007

The following table provides information on the current holdings of Option and stock awards by the named executive officers as of December 31, 2007.

	Option Awards					Stock Awards
			Equity
			Incentive
			Plan
			Awards:				Market
	Number	Number	Number			Number	Value of
	of Securities	of Securities	of Securities			of Shares	Shares or
	Underlying	Underlying	Underlying			or Units	Units of
	Unexercised	Unexercised	Unexercised	Option		of Stock	Stock That
	Options	Options	Unearned	Exercise	Option	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)

Robert S. Taubman	—	—	—	—	—	72,941	$3,587,968
	—	60,376(3)	—	$55.90	03/07/17	—	—
	26,575	53,148(4)	—	40.39	03/08/16	—	—
	66,136	33,066(5)	—	31.31	05/18/15	—	—
Lisa A. Payne	—	—	—	—	—	40,854	2,009,608
	—	34,213(3)	—	55.90	03/07/17	—	—
	1,491	2,982(4)	—	40.25	05/15/16	—	—
	14,113	28,225(4)	—	40.39	03/08/16	—	—
	35,346	17,673(5)	—	31.31	05/18/15	—	—
	—	—	100,000(6)	29.38	03/04/15	—	—
William S. Taubman	—	—	—	—	—	39,877	1,961,550
	—	34,213(3)	—	55.90	03/07/17	—	—
	1,491	2,982(4)	—	40.25	05/15/16	—	—
	14,113	28,225(4)	—	40.39	03/08/16	—	—
	33,218	16,607(5)	—	31.31	05/18/15	—	—
David T. Weinert		—	—	—	—	15,931	783,646
	—	16,101(3)	—	55.90	03/07/17	—	—
	2,982	5,963(4)	—	40.25	05/15/16		—
	4,540	9,078(4)	—	40.39	03/08/16	—	—
	9,092	4,546(5)	—	31.31	05/18/15	—	—
	—	—	80,000(6)	29.38	03/04/15	—	—
Stephen J. Kieras	—	—	—	—	—	12,803	629,780
	—	12,076(3)	—	55.90	03/07/17	—	—
	1,326	2,650(4)	—	40.25	05/15/16	—	—
	4,292	8,583(4)	—	40.39	03/08/16	—	—
	8,730	4,365(5)	—	31.31	05/18/15	—	—
	—	—	80,000(6)	29.38	03/04/15	—	—

(1)	The restricted stock units vest as follows:

	March 1,
Name	2008	2009	2010

Robert S. Taubman	30,318	24,147	18,476
Lisa A. Payne	16,204	14,180	10,470
William S. Taubman	15,227	14,180	10,470
David T. Weinert	4,168	6,836	4,927
Stephen J. Kieras	4,002	5,105	3,696

(2)	Based upon the closing price of the Company’s common stock on the NYSE on December 31, 2007 of $49.19.

(3)	The Options vest in three equal installments on March 1, 2008, 2009 and 2010, respectively.

(4)	The Options vest in two equal installments on March 1, 2008 and 2009, respectively.

(5)	The Options vest on May 18, 2008.

(6)	The Options vest in three equal installments on March 4, 2008, 2010 and 2012, respectively, subject to the satisfaction of certain Company performance criteria as of each vesting date.

Option Exercises and Stock Vested in 2007

None of the named executive officers exercised Options in 2007. The following table provides information on the vesting of notional units under the TTC Long-Term Performance Plan related to the deferral of notional unit awards under such plan. During the deferral period, the notional shares are credited with dividend equivalents in the form of additional notional shares as, and in the amount that, the Company pays dividends on its shares of common stock. See “Nonqualified Deferred Compensation in 2007” for additional information on the TTC Long-Term Performance Plan.

Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)

Robert S. Taubman	—	—
Lisa A. Payne	1,446	$79,096
William S. Taubman	—	—
David T. Weinert	278	15,195
Stephen J. Kieras	—	—

Nonqualified Deferred Compensation in 2007

The Company had the following nonqualified deferred compensation arrangements in 2007:

TTC Long-Term Performance Plan.  From 1996 through 2004, awards under The Taubman Company Long-Term Performance Compensation Plan, as amended (the “TTC Long-Term Performance Plan”), were generally favored as the primary source of incentive compensation to senior management. Under this plan, persons received annual grants of notional shares (1996 to 1997) or cash awards (1998-2004) based on individual and Company performance measures. Upon vesting, the participant receives a lump sum cash payment unless the participant elects to defer payment in accordance with the terms of the plan. For each deferred award under the plan, the participant was required to irrevocably elect the deferral settlement date at least one year in advance of vesting of the applicable award.

Mr. Weinert and Ms. Payne deferred receipt of notional share awards granted in 1996 and 1997, respectively. During the deferral period, the notional shares are credited with: (A) dividend equivalents in the form of additional notional shares as, and in the amount, of the dividends paid on the Company’s shares of common stock, and (B) common stock price growth, which for 2007 is calculated as (i) the difference between the Company’s average common stock price for the last 20 business days immediately preceding and including December 31, 2007 and such comparable period in 2006, multiplied by (ii) the number of notional units held at December 31, 2007. Both participants have elected to terminate the deferral period at the earlier of (i) the date that his or her employment with the Company terminates for any reason and (ii) retirement. Upon the end of the deferral period, such participant will be paid a lump sum cash payment equal to the number of notional shares in the deferral account multiplied by the average closing price of the Company’s common stock on the NYSE for the last twenty business days immediately preceding and including the day the deferral period is terminated.

Messrs. Robert Taubman and William Taubman deferred receipt of cash awards granted in 1999. While deferred, the cash awards accrued interest at a rate equal to the sum of (a) the average five-year Treasury rate for the last 20 business days of the applicable year plus (b) 50 basis points. Both participants elected to terminate the deferral periods of the 1999 awards in January 2007 and such cash payments were made accordingly.

Supplemental Retirement Savings Plan.  This plan provides benefits to senior management in the form of Company contributions which would have been payable under the tax-qualified retirement plan (The Taubman Company and Related Entities Employee Retirement Savings Plan, the “401(k) plan”) but for the reduction in recognizable compensation to $225,000 (as of December 31, 2007, as adjusted by the IRS from time to time) as required by the IRC. There are no employee contributions permitted under this plan. In addition to any Company contributions, the Company also credits earnings at a rate of 1% above the prime rate of return established by JPMorgan Chase Bank, N.A. Employees are vested in these contributions at the same time such employees vest in the matching contributions under the Company’s 401(k) plan: 10% after the first year of service; 30% after two years of service; 50% after three years of service; 70% after four years of service; and 100% after five years of service. No withdrawals are permitted under the plan during employment.

Mr. Robert Taubman’s Deferral of TRG Units.  Pursuant to an option deferral agreement entered into in December 2001 among the Manager, TRG and Mr. Robert Taubman, Mr. Taubman deferred his right to receive 871,262 units of TRG pursuant to an incentive option granted to Mr. Taubman in 1992 that he exercised in 2002. Until the deferred units are distributed in full, Mr. Taubman receives distribution equivalents on the deferred units in the form of cash payments as and when TRG makes distributions on actual units outstanding. Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, actual units will be paid to Mr. Taubman in ten annual installments. The deferral agreement will terminate and actual units will be paid to Mr. Taubman in a single distribution upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

The table below provides information on the nonqualified deferred compensation of the named executive officers in 2007.

		Executive	Registrant	Aggregate		Aggregate	Aggregate
		Contributions	Contributions	Earnings		Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY		Distributions	Last FYE
Name	Plan	($)	($)(1)	($)(2)		($)	($)

Robert S. Taubman	TTC Long-Term Performance Plan	—	—	—		$1,539,873	—
	Supplemental Retirement Savings Plan	—	$8,775	$13,516		—	$161,330
	Option Deferral Agreement	—	—	(124,881	)(3)	1,330,126	42,857,378

Lisa A. Payne	TTC Long-Term Performance Plan	—	—	189,922	(4)	—	2,803,148
	Supplemental Retirement Savings Plan	—	8,775	8,078		—	98,991

William S. Taubman	TTC Long-Term Performance Plan	—	—	—		626,102	—
	Supplemental Retirement Savings Plan	—	8,775	12,689		—	152,693

David T. Weinert	TTC Long-Term Performance Plan	—	—	36,486	(4)	—	538,510
	Supplemental Retirement Savings Plan	—	8,775	7,562		—	95,313

Stephen J. Kieras	Supplemental Retirement Savings Plan	—	8,203	1,723		—	27,389

(1)	The Company’s contributions to the supplemental retirement savings plan are included in the “All Other Compensation” column of the “Summary Compensation Table.”

(2)	None of the earnings set forth in the table are above-market or preferential, and therefore none of such amounts are reflected in the “Summary Compensation Table.”

(3)	Represents $1,330,126 of distributions paid on such deferred units and a loss of $(1,455,007) due to a $1.67 per share decrease in the common stock price.

(4)	For Ms. Payne, this amount includes $79,096 for dividends and $110,826 for stock price growth related to the deferral of a notional unit award granted in 1997 under the plan. For Mr. Weinert, this amount includes $15,195 for dividends and $21,291 for stock price growth related to the deferral of a notional unit award granted in 1996 under the plan.

Potential Payments Upon Termination or Change-in-Control

The following section describes and quantifies potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company.

Ms. Payne is party to an employment agreement and change of control agreement with the Company. None of the other named executive officers has an employment agreement with the Company. Messrs. David Weinert and Stephen Kieras have each entered into a change of control agreement with the Company, while Messrs. Robert Taubman and William Taubman have not entered into such agreements.

Certain of the Company’s compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events; see “—Company Share-Based Plans” below. In addition, the Compensation Committee may authorize discretionary severance payments to its named executive officers upon termination.

Company Share-Based Plans

1992 Option Plan

The Committee is authorized to accelerate the vesting of Options at any time more than six months after the grant date. The Committee is also permitted to modify, extend or renew outstanding Options, or accept the cancellation or surrender of such options, except to the extent such actions would constitute a repricing of options without satisfying the applicable shareholder approval requirements of the NYSE.

If a participant’s employment is terminated for cause, all vested and unvested Options will be forfeited as of the termination date.

If a participant’s employment with the Company is terminated for any reason, other than the death, disability, or retirement of such employee or for cause, (i) the participant’s Options that have not vested as of such termination date will be forfeited, and (ii) the participant shall have 90 days (or such other period in the Compensation Committee’s discretion) from the termination date to exercise vested options, subject to specified limitations.

Options held by an employee who dies while employed will vest immediately, and the beneficiary will have 730 days to exercise such Options. Options held by an employee that becomes disabled or retires will also vest immediately upon such trigger event, and will be exercisable any time prior to the tenth anniversary of the date of grant.

Options will vest immediately upon the termination (without renewal) of the Manager’s services agreement with TRG, upon any change in control of TRG, or upon TRG’s permanent dissolution.

2005 RSU Plan

The Committee has the authority to accelerate vesting of restricted stock units at any time.

The restricted stock units will vest immediately if a participant’s employment with the Company is terminated for death, disability or retirement of such employee, or upon a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG. If a participant’s employment with the Company is terminated for any other reason, the restricted stock units that have not vested as of such date will be forfeited.

Deferred Compensation Plans and Arrangements

TTC Long-Term Performance Plan.

As of December 31, 2007, David Weinert and Lisa Payne had outstanding, irrevocable deferred awards under the plan. The deferral period is immediately terminated upon the termination of the participant’s employment with the Company for any reason, upon a change of control, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG.

Supplemental Retirement Savings Plan.

Each of the named executive officers participates in the plan. No withdrawals are permitted under the plan during employment. As soon as practicable following the termination of employment for any reason, the employee must elect a lump-sum payment (to be paid no earlier than one year following such termination date) or annual installments (such first installment to be paid no earlier than one year following the last day of the month of termination); however, in its sole discretion, the Company may accelerate such payment plan. The acceleration provisions will be amended as necessary to comply with the new tax rules applicable to nonqualified deferred compensation arrangements. In the event the employee dies before distribution of all amounts, the beneficiary may change the form of payment with the consent of the Company.

Mr. Robert Taubman’s Deferral of TRG Units.

Beginning with the earlier of Mr. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, the TRG units will be paid to Mr. Taubman in ten annual installments. The deferral agreement will terminate and the deferred units will be paid to Mr. Taubman in a single distribution of units upon a change of control of TRG if followed by Mr. Taubman’s termination of employment within six months of such change of control.

Change of Control Agreements

The agreements have three-year terms that automatically extend for an additional year on each anniversary of the first day of their terms unless a notice not to extend is given by the Company at least 60 days prior to the renewal date. If a change of control of the Company occurs during the term of the agreement, then the agreements become operative for a fixed three-year period commencing on the date of the change of control and supersede any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.

Each agreement provides generally that the executive’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control. In addition, each agreement also provides that upon a change of control or a termination of employment in anticipation of a change of control, all of the executive’s share-based compensation awards that are outstanding on the date of the change of control will vest and, in specified circumstances, will become payable.

After a change of control, if the executive’s employment is terminated for cause, the executive will generally be entitled to receive:

•	accrued and unpaid compensation and benefits; and

•	other vested benefits in effect on the date of the termination.

After a change of control, if the executive’s employment is terminated by reason of the person’s death or disability, the executive or his or her beneficiary or estate will generally be entitled to receive:

•	the amounts noted above for termination for cause; and

•	an annual cash bonus for the year in which the termination of employment occurs, pro-rated through the date of termination.

After a change of control, if the executive’s employment is terminated by the Company other than for cause, death or disability, or if the executive resigns for good reason, or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

•	the amounts noted above for termination by reason of death or disability;

•	two and a half times the executive’s annual base salary and annual cash bonus;

•	continued welfare benefits and perquisites for at least thirty months; and

•	outplacement services for one year.

The annual cash bonus portion of this severance amount will be based on the higher of the highest award paid to the executive during the three years prior to the change of control or the most recent award paid to the executive prior to the date of termination of employment. The Company will additionally provide each executive with a full tax gross-up on the above benefits to the extent such benefits exceed 110% of the limits set forth in Section 280G of the Code.

Further, as a condition to receiving such funds and subject to limited specified exceptions, the executive must sign an agreement to forever release and discharge the Company and its agents from any and all liabilities of any kind whatsoever related in any way to the Company’s employment of the executive that the executive has ever had or may thereafter have against the Company or its agents. The executive is also subject to customary confidentiality provisions after the termination of employment with the Company.

Lisa Payne’s Change of Control Agreement

The change of control agreement supersedes Ms. Payne’s employment agreement upon the occurrence of a change of control. Ms. Payne’s change of control agreement is identical to the description set forth above in “Potential Payments Upon Termination or Change-in-Control—Change of Control Agreements,” except that to preserve an existing benefit under her employment agreement, such agreement provides that her termination of employment for any reason following a Change of Control or in anticipation of a Change of Control, is deemed to be Good Reason.

Lisa Payne’s Employment Agreement

In January 1997, the Company entered into a three-year agreement with Ms. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. Beginning on the second anniversary date of such initial term and continuing on each anniversary date thereafter, the employment agreement has been extended one-year (effectively resulting in a two-year employment agreement as of each extension date). The agreement will continue to be extended in such manner unless either party gives sufficient notice to the contrary. In June 2005, Ms. Payne became Vice Chairman in addition to her role as Chief Financial Officer.

The employment agreement provides for an annual base salary of not less than $500,000, with consideration of upward adjustments to be reviewed annually, as well as customary benefits and perquisites. The agreement also provides for Ms. Payne’s participation in the Company’s annual bonus plan, with a target award of $250,000 and a maximum annual award of $375,000, and other share-based compensation plans. Notwithstanding the foregoing, the Company, in its sole discretion, may increase Ms. Payne’s compensation at any time.

Pursuant to the agreement, if Ms. Payne’s employment with the Company is terminated for any reason other than (1) Ms. Payne’s voluntary termination of her employment, (2) death or disability or (3) a termination by the Company for cause, Ms. Payne shall be entitled to receive payment of her base salary and target cash bonus for the remaining term of her employment agreement, and all benefits granted to Ms. Payne under the Company’s various compensation plans shall immediately vest in full. Ms. Payne shall also receive such payments if her termination of employment is within in 90 days of any of the following events: (w) a change of control, (x) a substantial diminution of duties or responsibilities, (y) a change in title without consent and (z) a change in location of employment outside metro Detroit area. Payments under the clause will be reduced by amounts Ms. Payne receives from other employment during such payment period.

For any other termination, including for cause, voluntary termination without good reason, death or disability, Ms. Payne shall receive any amounts accrued to the date of termination and as provided for in Company’s compensatory plans.

Change of Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurs on December 31, 2007. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

Items Not Reflected in Table.

The following items are not reflected in the table set forth below:

•	Accrued salary, cash bonus (except to the extent specifically noted in Ms. Payne’s employment agreement) and paid time off.

•	Costs of COBRA or any other mandated governmental assistance program to former employees.

•	Welfare benefits provided to all salaried employees having substantially the same value.

•	Amounts outstanding under the Company’s 401(k) plan.

•	TTC Long-Term Performance Plan. If such participant’s employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG), or the Company accelerates such payment as of December 31, 2007, then such participants would receive the aggregate balance amount relating to the plan as set forth in the “Nonqualified Deferred Compensation in 2007” table. Such payment is required to be made as soon as administratively practicable.

•	Supplemental Retirement Savings Plan. If such participant’s employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager’s services agreement with TRG), or the Company accelerates such payment as of December 31, 2007, then the participant would receive the aggregate balance amount relating to the plan as set forth in the “Nonqualified Deferred Compensation in 2007” table.

•	Mr. Robert Taubman’s Deferral of Units. If Mr. Taubman’s employment is terminated for any reason as of December 31, 2007, the deferred units will be paid to Mr. Taubman in ten annual installments. If Mr. Taubman’s employment is terminated within six months of a change of control, then the deferred units will be paid to Mr. Taubman in a single distribution. The aggregate balance amount relating to this deferral arrangement is set forth in the “Nonqualified Deferred Compensation in 2007” table.

Change of Control Payments—IRC Section 280G valuation.

IRC Section 280G imposes tax sanctions for payments made by the Company that are contingent upon a change of control and equal to or greater than three times an executive’s most recent five-year average annual taxable compensation (the “base amount”). If tax sanctions apply, all payments above the base amount become subject to a 20% excise tax (paid by the executive) and are ineligible for a tax deduction by the Company. Key assumptions of the analysis include:

•	Change of control and termination of employment occurs as of December 31, 2007; and

•	The only applicable payments are cash severance (2.5x salary plus annual cash bonus, with the cash bonus being the highest annual cash bonus earned in the prior three years), welfare benefits (10% of base salary), one year of outplacement services (20% of base salary), and accelerated vesting of Options and restricted stock.

Other Notes Applicable to Table.

•	The 1992 Option Plan and 2005 RSU Plan provide for the acceleration of vesting of share-based awards upon retirement, death, disability or a change of control. In addition, for Ms. Payne, such share-based awards will vest upon a termination by the Company without cause. The table reflects the intrinsic value of such acceleration, which is (i) for each unvested Option, $49.19 less the exercise price, and (ii) for each unvested restricted stock unit, $49.19. $49.19 represents the closing price on the NYSE on December 31, 2007.

•	The Compensation Committee has discretion to accelerate the vesting of Options (six months after the grant date) and restricted stock awards to the extent not expressly set forth above; however, the table assumes such discretion is not utilized.

•	Life insurance amounts only reflect policies paid for by the Company.

•	The table assumes a “disability” is of a long-term nature, which triggers vesting of share-based awards. Disability payments are shown on an annual basis.

Change of Control and Severance Payments

			Acceleration
			of Share-		Life	Annual
	Cash	Miscellaneous	Based		Insurance	Disability	280G Tax
	Severance	Benefits(1)	Awards	Dividends	Proceeds	Benefits	Gross Up		Total

Robert S. Taubman(2)
Retirement	—	—	$4,646,899	$209,117	—	—	—		$4,856,016
Death	—	—	4,646,899	209,117	$1,400,000	—	—		6,256,016
Disability	—	—	4,646,899	209,117	—	$360,000	—		5,216,016
Change of control	—	—	4,646,899	209,117	—	—	—		4,856,016
Lisa A. Payne(3)
Retirement	—	—	2,600,641	115,875	—	—	—		2,716,516
Termination without cause	$1,334,075	—	2,600,641	115,875	—	—	—		4,050,591
Death	—	—	2,600,641	115,875	1,400,000	—	—		4,116,516
Disability	—	—	2,600,641	115,875	—	360,000	—		3,076,516
Change of control	2,257,665	$246,291	2,600,641	115,875	—	—	—	(4)	5,220,472
William S. Taubman(2)
Retirement	—	—	2,533,522	112,256	—	—	—		2,645,778
Death		—	2,533,522	112,256	1,400,000		—		4,045,778
Disability	—	—	2,533,522	112,256	—	360,000	—		3,005,778
Change of control	—	—	2,533,522	112,256	—	—	—		2,645,778
David T. Weinert(2)
Retirement	—	—	998,133	41,549	—	—	—		1,039,682
Death	—	—	998,133	41,549	1,400,000	—	—		2,439,682
Disability	—	—	998,133	41,549	—	346,500	—		1,386,182
Change of control	1,505,110	164,194	998,133	41,549	—	—	$930,253		3,639,239
Stephen J. Kieras(2)
Retirement	—	—	807,056	34,599	—	—	—		841,655
Death	—	—	807,056	34,599	1,400,000	—	—		2,241,655
Disability	—	—	807,056	34,599	—	311,850	—		1,153,505
Change of control	1,526,875	147,775	807,056	34,599	—	—	932,995		3,449,300

(1)	Amount includes the value of continuing health and welfare benefits for 30 months after December 31, 2007 and outplacement services for one year after December 31, 2007.

(2)	Except as noted in the table above or as specified in “—Items Not Reflected in Table”, such person does not receive any additional payments if (i) he voluntarily terminates his employment, or (ii) his employment is terminated by the Company with or without cause.

(3)	Except as noted in the table above or as specified in “—Items Not Reflected in Table”, Ms. Payne does not receive any additional payments if (i) she voluntarily terminates her employment, or (ii) her employment is terminated by the Company with cause.

(4)	Ms. Payne is eligible for a 280G tax gross up, but no such payment would have been necessary upon a change of control as of December 31, 2007.

Related Person Transactions

Policies and Procedures

To assist the Company in complying with its disclosure obligations and to enhance the Company’s disclosure controls, the Board approved a formal policy in December 2006 regarding related person transactions, which generally reflects the historical process and procedures utilized by the Company on an informal basis. Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person (including, among others, directors, executive officers and their immediate family) had or will have a direct or indirect material interest.

In addition, directors and executive officers are required to complete an annual questionnaire in connection with the Company’s proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions. Directors and executive officers have also been required to provide written notice to the Company’s General Counsel or outside general counsel of any updates to such information. Further, the Company’s financial and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions.

From January 1, 2007 through the date hereof, the Company’s related person transactions were solely with the Taubman family and their affiliates. The Audit Committee and/or the independent directors of the Board reviewed such business transactions to ensure that the Company’s involvement in such transactions were on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and were in the best interests of the Company and its shareholders. When necessary or appropriate, the Company has engaged third party consultants and special counsel, and the Board has created a special committee, to review such transactions. While Messrs. Robert Taubman and William Taubman may participate in certain discussions regarding Company transactions with the Taubman family and affiliates, they recuse themselves from the approval process by the Board or Audit Committee and do not negotiate contractual terms or control the Company’s strategies with respect to such transactions.

Related Person Transactions in 2007 and 2008

The Manager is the manager of the Sunvalley shopping center (Sunvalley) in Contra Costa County, California, and has been the manager since its development. TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which owns the center. The other 50% partner is an entity owned and controlled by Mr. A. Alfred Taubman, the Company’s largest shareholder, former Chairman of the Board and the father of Messrs. Robert and William Taubman. Sunvalley’s partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent.

A. Alfred Taubman and certain of his affiliates receive various property management services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $2.1 million in 2007.

During 2007, the Manager paid approximately $2.4 million in rent and operating expenses for office space in the building in which the Manager maintains its principal offices and in which A. Alfred Taubman, Robert S. Taubman and William S. Taubman have financial interests. The office lease, which was renewed in 2004 effective May 1, 2005, terminates in April 2015. The lease also provides for a five-year renewal option at the end of the term. At its option, the Manager may surrender 10% of leased space in 2010. Effective May 1, 2005, the first year annual rent was $1.4 million, the second to fifth years’ rent is $2.4 million per year and the sixth to tenth years’ rent is $2.6 million per year.

The Taubman Asset Group, an entity which manages the personal assets of, and provides administrative services to, the Taubman family, including A. Alfred Taubman (collectively, the “Taubman Family”), utilize a portion of the Manager’s Bloomfield Hills, Michigan offices and a portion of the Manager’s New York offices. For the use of the office space, they paid the Manager approximately $307,000 in 2007, representing their pro rata share of the total occupancy costs. In addition, employees of the Taubman Asset Group, A. Alfred Taubman and certain employees of members of the Taubman Family and other affiliated companies of the Taubman Family were enrolled in the benefit program of the Manager. For participation in the Manager’s benefit program, participants paid the Manager approximately $741,000 in 2007, representing 100% reimbursement of the costs associated with their employees’ participation in the benefit program plus a 15% administrative fee. Offsetting this expense is a $58,000 refund paid by the Manager due to a health and dental surplus as a result of lower claims. This refund was calculated based on the participants’ share of participating employees in the benefit program.

The Manager leases a corporate jet for business use and was reimbursed approximately $476,000 in 2007 by the Taubman Family for personal use of the corporate jet, representing 100% of the incremental costs of such use. See “Compensation Discussion and Analysis—Elements of Compensation in 2007 for Named Executive Officers—Perquisites” for information on calculating incremental cost to the Company in respect of corporate jet use.

In January 2007, the Company announced its involvement as a third party leasing agent for a lifestyle center in the city of North Las Vegas, Nevada. This is a mixed use project that will include retail, dining, and entertainment of up to 1.3 million square feet and a residential component consisting of approximately 800 units. The shopping center is expected to open in 2010. The developer of the residential component is a joint venture, which includes an affiliate of the Taubman Family. The Taubman Family affiliate also participates in the project’s non-residential component.

At the time of our initial public offering and acquisition of our partnership interest in TRG, we entered into an agreement (the Cash Tender Agreement) with A. Alfred Taubman, who owns an interest in TRG, whereby he has the annual right to tender to us units of partnership interest in TRG (provided that the aggregate value is at least $50 million) and cause us to purchase the tendered interests at a purchase price based on our market valuation on the trading date immediately preceding the date of the tender. At A. Alfred Taubman’s election, his family and certain others may participate in tenders. We will have the option to pay for these interests from available cash, borrowed funds, or from the proceeds of an offering of our common stock. Generally, we expect to finance these purchases through the sale of new shares of our stock. The tendering partner will bear all market risk if the market price at closing is less than the purchase price and will bear the costs of sale. Any proceeds of the offering in excess of the purchase price will be for the sole benefit of us. We account for the Cash Tender Agreement as a freestanding written put option. As the option put price is defined by the current market price of our stock at the time of tender, the fair value of the written option defined by the Cash Tender Agreement is considered to be zero. Based on a market value at December 31, 2007 of $49.19 per common share, the aggregate value of interests in TRG that may be tendered under the Cash Tender Agreement was approximately $1.3 billion. The purchase of these interests at December 31, 2007 would have resulted in us owning an additional 32% interest in TRG.

Audit Committee Disclosure

The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. The Audit Committee acts under a written charter available at www.taubman.com in the Corporate Governance Section. Each of the members of the Audit Committee is independent as independence for audit committee members is defined by the rules adopted by the SEC and the NYSE and the Company’s Corporate Governance Guidelines. An Audit Committee member may not simultaneously serve on more than two other audit committees of public companies unless the Board determines that such simultaneous service would not impair the ability of such Committee member to effectively serve on the Company’s audit committee and discloses such determination in the Company’s annual proxy statement. Mr. Tysoe, appointed to the Audit Committee and Board in December 2007, is a member of three other public company audit committees. In December 2007, the Board determined that the foregoing would not impair Mr. Tysoe’s ability to effectively serve on the Audit Committee, primarily because one audit committee on which he serves is a special purpose acquisition corporation without any business operations and therefore such service would require minimal time.

The responsibilities of the Audit Committee include engaging an accounting firm to be the Company’s independent registered public accounting firm. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the continued independence of the Company’s independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company’s independent registered public accounting firm. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

Fees of the Independent Registered Public Accounting Firm

The following table sets forth the fees we were billed for audit and other services provided by KPMG in 2007 and 2006. The Audit Committee, based on its reviews and discussions with management and KPMG noted

above, determined that the provision of these services was compatible with maintaining KPMG’s independence. All of such services were approved in conformity with the pre-approval policies and procedures described above.

	2007	2006

Audit Fees	$1,244,264	$1,204,700
Audit-Related	19,000	23,500
Tax Fees	—	—
Other Fees	—	—

Total Fees	$1,263,264	$1,228,200

Audit Fees.  Audit fees relate to professional services rendered by KPMG for the audits of the Company’s annual financial statements and the Company’s internal control over financial reporting, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings. The table includes $667,864 and $553,800 in 2007 and 2006, respectively, related to individual shopping center audit reports.

Audit-Related Fees.  Audit-related fees relate to assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements. In 2007 and 2006, these audit related services primarily consisted of an audit of an employee benefit plan.

Report Of The Audit Committee

In connection with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the financial statements to be included therein, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with KPMG, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

(3) received the written disclosure and letter from KPMG regarding the matters required by Independence Standards Board Standard No. 1.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

The Audit Committee

Jerome A Chazen, Chairman
William U. Parfet
Ronald W. Tysoe

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Board recommends that the shareholders vote FOR the ratification of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of KPMG under advisement if such appointment is not ratified by the affirmative vote of two-thirds of the shares of Voting Stock entitled to vote on the record date. KPMG served as the Company’s independent registered public accounting firm since 2004, and the appointment of KPMG in such years was ratified by the Company’s shareholders at the respective annual meetings. See “Audit Committee Disclosure” for a description of fees in 2007 and 2006 and other matters related to KPMG’s provision of services to the Company.

The Company expects that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.

Proposal 3 — Approval Of 2008 Omnibus Long-Term Incentive Plan

The Board recommends that the shareholders vote FOR the approval of the 2008 Omnibus Long-Term Incentive Plan.

The Company currently maintains The Taubman Realty Group Limited Partnership 1992 Incentive Option Plan, as amended (the “1992 Option Plan”), The Taubman Company 2005 Long-Term Incentive Plan (the “2005 RSU Plan”) and the Taubman Centers, Inc. Non-Employee Directors’ Stock Grant Plan (the “Director Stock Grant Plan”). Under the 1992 Option Plan, employees receive units of limited partnership interest in TRG upon the exercise of their vested options, and each unit generally is exchanged into one share of Common Stock (one “Share”) under the Company’s Continuing Offer. Under the 2005 RSU Plan, employees receive restricted stock units, which represent the right to one Share upon vesting. Under the Director Stock Grant Plan, non-employee directors receive grants of Shares on a quarterly basis, which currently have a value of $12,500. As used in this section, the phrase the “Company” refers to Taubman Centers, Inc. and its subsidiaries and affiliates on a consolidated basis, unless the context otherwise requires.

As discussed in this proxy statement, grants to employees of options to purchase TRG Units and restricted stock units and awards to non-employee directors of Shares are an important part of the Company’s compensation program, providing a basis for long-term incentive compensation and helping to tie together the interests of the Company’s shareholders and the Company’s directors, officers and employees. In order to simplify and conform the administration of its share award plans, the Company desires to replace its current 1992 Option Plan, 2005 RSU Plan and Director Stock Grant Plan with a single share award plan. Accordingly, the Board has adopted The Taubman Company 2008 Omnibus Long-Term Incentive Plan, and in accordance with the rules of the New York Stock Exchange and the requirements of the Internal Revenue Code of 1986 (the “Code”), the Company is seeking the approval of the shareholders of the adoption of the 2008 Omnibus Long-Term Incentive Plan. In this discussion, the 2008 Omnibus Long-Term Incentive Plan is referred to as the 2008 Plan.

The 2008 Plan provides for the award to directors, officers, employees and other service providers of the Company of restricted shares, restricted share units, restricted units of limited partnership in TRG (“TRG Units”), restricted TRG Unit units, options to purchase Shares or TRG Units, share appreciation rights, unrestricted Shares or TRG Units, and other awards to acquire up to an aggregate of 6,100,000 Shares or TRG Units. (TRG Units are generally exchangeable for Shares on a one-for-one basis, pursuant to our registered Continuing Offer.) For purposes of the 6,100,000 Share or TRG Unit limit, each option to purchase a Share or TRG Unit and each share appreciation right will be counted as one Share or TRG Unit, and each restricted share, restricted share unit, restricted TRG Unit, restricted TRG Unit unit, or unrestricted Share or TRG Unit will be counted as 2.85 Shares or TRG Units. Rights to receive dividends on a Share or TRG Unit (except for rights to receive dividends in cash, which are related to other awards which are counted as 2.85 Shares or TRG Units) will also themselves be counted as 2.85 Shares or TRG Units. This method of counting recognizes the greater value inherent in a Share or TRG Unit than in an option to purchase a Share or TRG Unit at a price equal to its fair market value on the date of grant. If an award under the 2008 Plan of restricted shares, restricted share units, restricted TRG Units or restricted TRG Unit units is forfeited or an award of options or other rights granted under the 2008 Plan expires without being exercised, the Shares or TRG Units covered by any such award would again become available for issuance under new awards.

The 2008 Plan prohibits the repricing of options without the approval of the shareholders. This provision relates to both direct repricings—lowering the exercise price of an option—and indirect repricings—canceling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards. The repricing prohibition also applies to share appreciation rights.

As of the Record Date, there were options to purchase units exchangeable for 1,461,325 Shares outstanding under the 1992 Option Plan and 348,392 restricted stock units outstanding under the 2005 RSU Plan, none of which will be affected by the adoption of the 2008 Plan. However, if a grant of options under the 1992 Option Plan expires or is terminated without being exercised or an award under the 2005 RSU Plan is forfeited, the TRG Units or Shares covered by those awards will not be available for issuance under new awards under the 2008 Plan. The Company anticipates that upon approval of the 2008 Plan, all subsequent awards of restricted shares, restricted share units, restricted TRG Units, restricted TRG Unit units, unrestricted Shares or TRG Units, or options would be granted under the 2008 Plan, and no further awards would be made under the 1992 Option Plan, the 2005 RSU Plan or the Director Stock Grant Plan.

As of the Record Date, the Company had 52,808,532 Shares outstanding, and an additional 26,557,444 TRG Units were outstanding. TRG Units are exchangeable by Plan participants for Shares on a one-for-one basis. As of the Record Date, the Company had a pro forma total of 79,365,976 Shares outstanding, on an as-exchanged basis. The Company intends that options granted in the future will continue to be options to purchase TRG Units.

Description of 2008 Plan

A description of the provisions of the 2008 Omnibus Long-Term Incentive Plan is set forth below. This summary is qualified in its entirety by the detailed provisions in the 2008 Plan, which is attached as an appendix to this proxy statement.

Overview.  The purpose of the 2008 Plan is to enhance the ability of the Company to attract and retain highly qualified directors, officers, key employees and other persons and to motivate such persons to serve the Company and to improve the business results and earnings of the Company by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

There are 6,100,000 Shares or TRG Units (each of which TRG Units is generally exchangeable for one Share) reserved for issuance under the 2008 Plan, and no awards have been granted under the 2008 Plan. The maximum number of Shares or TRG Units subject to options or share appreciation rights that can be awarded under the 2008 Plan to any person is 500,000 per year. The maximum number of Shares or TRG Units that can be awarded under the 2008 Plan to any person, other than pursuant to an option or share appreciation rights, is 500,000 per year.

Administration.  The 2008 Plan is administered by our compensation committee. Subject to the terms of the 2008 Plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the 2008 Plan. The compensation committee may delegate to a subcommittee of directors and/or officers the authority to grant or administer Awards to persons who are not then reporting persons under Section 16 of the Securities Exchange Act of 1934. Options and share appreciation rights may not be amended to lower their exercise prices without shareholder approval.

Shares Reserved for Issuance Under the 2008 Plan.  The Shares issued or to be issued under the 2008 Plan consist of authorized but unissued Shares. Shares or TRG Units issued under the 2008 Plan pursuant to awards assumed in connection with mergers and acquisitions by us will not reduce the number of Shares or TRG Units reserved for issuance under the 2008 Plan. The closing price of a Share as reported by the New York Stock Exchange on the Record Date was $54.90.

Eligibility.  Awards may be made under the 2008 Plan to our directors, officers, employees or consultants and to any other individual whose participation in the 2008 Plan is determined to be in our best interests by our compensation committee. We estimate that currently approximately 110 persons are eligible to receive awards under the 2008 Plan.

Amendment or Termination of the Plan.  The Board of Directors may terminate or amend the 2008 Plan at any time and for any reason. However, no amendment may adversely impair the rights of grantees with respect to outstanding awards. Further, unless terminated earlier, the 2008 Plan will terminate 10 years after its effective date. Amendments will be submitted for shareholder approval to the extent required by the Code or other applicable laws, rules or regulations.

Types of Awards Available for Grant under the 2008 Plan

Restricted Shares, Restricted Share Units, Restricted TRG Units and Restricted TRG Unit Units.  The 2008 Plan permits the granting of restricted shares, restricted share units, restricted TRG Units and restricted TRG Unit units. Restricted shares are Shares granted subject to forfeiture if specified holding periods and/or performance targets are not met. Restricted share units are substantially similar to restricted shares but result in the issuance of Shares upon meeting specified holding periods and/or performance targets, rather than the issuance of the Shares in advance. Restricted TRG Units are TRG Units granted subject to forfeiture if specified holding periods and/or performance targets are not met. Restricted TRG Unit units are substantially similar to restricted TRG Units but result in the issuance of TRG Units upon meeting specified holding periods and/or performance targets, rather than the issuance of the TRG Units in advance. Restricted shares, restricted share units, restricted TRG Units, and restricted TRG Unit units granted under the 2008 Plan may not be sold, transferred, pledged or assigned prior to meeting the specified holding periods and/or performance targets. The compensation committee determines the holding periods and/or performance targets and the circumstances under which the holding periods and/or performance targets may be waived, such as upon death, disability, retirement, termination of employment, or change in control.

Options.  The 2008 Plan permits the granting of options to purchase Shares intended to qualify as incentive options under the Code and also options to purchase Shares or TRG Units that do not qualify as incentive stock options (“non-qualified options”). The options we have granted have historically been principally non-qualified options to acquire TRG Units. The Committee currently intends to continue that practice under the 2008 Plan. The exercise price of each option may not be less than 100% of the fair market value of the Shares or TRG Units on the date of grant. In the case of certain 10% shareholders who receive incentive options, the exercise price may not be less than 110% of the fair market value of the Shares on the date of grant. An exception to these requirements is made for any options that we grant in substitution for options held by directors, officers, employees and consultants of a company that we acquire. In such a case, the exercise price would be adjusted to preserve the economic value of such holder’s option from his or her former employer.

The term of each option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after death, disability, retirement, or termination of employment during which options may be exercised.

Options may be made exercisable in installments.  The exercisability of options may be accelerated by the compensation committee, such as upon death, disability, retirement, termination of employment, or change in control. In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering Shares (which, if acquired from us, have been held by the optionee for at least six months), or by means of a broker-assisted cashless exercise.

Options granted under the 2008 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to address estate planning concerns.

Other Awards.  The compensation committee may also award under the 2008 Plan:

•	dividend equivalent rights, which are rights entitling the recipient to receive amounts equal to dividends that would have been paid if the recipient had held a specified number of Shares; provided, that dividend equivalent rights may not be granted relating to Shares or TRG Units subject to an option or share appreciation right;

•	share appreciation rights, which are rights to receive a number of Shares or, in the discretion of the compensation committee, an amount in cash or a combination of Shares and cash, based on the increase in the fair market value of the Shares underlying the right over the market value of such Shares on the date of grant (or over an amount greater than the grant date fair market value, if the compensation committee so determines) during a stated period specified by the compensation committee not to exceed 10 years from the date of grant; and

•	unrestricted Shares or TRG Units, which are Shares or TRG Units granted without restrictions.

Section 162(m) of the Internal Revenue Code Compliance.  Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to their Chief Executive Officer and the three highest compensated executive officers (other than the Chief Executive Officer) determined at the end of each year (the “covered employees”). However, performance-based compensation may be excluded from this limitation. The 2008 Plan is designed to permit the compensation committee to grant awards that qualify for purposes of satisfying the conditions of Section 162(m). The Company’s Chief Executive

Officer and all of its other executive officers are employed by the Manager, and not by Taubman Centers, Inc., and Section 162(m) does not apply to the Manager because it is a partnership for federal income tax purposes. The executive officers perform limited services for Taubman Centers, Inc. pursuant to a services agreement between Taubman Centers, Inc. and the Manager. The compensation committee does not anticipate that any portion of the Manager’s compensation expense that may be allocable to Taubman Centers, Inc. will be limited by Section 162(m). Even if Taubman Centers, Inc.’s compensation expense deduction were limited by Section 162(m), as long as Taubman Centers, Inc. continues to qualify as a real estate investment trust under the Code, the payment of non-deductible compensation should not have a material adverse effect on the Company.

Business Criteria.  The compensation committee would exclusively use one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards to “covered employees” if the award is to be intended to satisfy the conditions of Section 162(m):

•	total shareholder return;

•	net income;

•	earnings per share;

•	funds from operations;

•	funds from operations per share;

•	return on equity;

•	return on assets;

•	return on invested capital;

•	increase in the market price of Shares or other securities;

•	revenues;

•	net operating income;

•	comparable center net operating income;

•	operating margin (operating income divided by revenues);

•	earnings before interest expense, taxes, depreciation and amortization (EBITDA) or adjusted EBITDA;

•	the performance of the Company in any one or more of the items mentioned in the clauses above in comparison to the average performance of the companies used in a self-constructed peer group for measuring performance under an award; and

•	the performance of the Company in any one or more of the items mentioned in the clauses above in comparison to a budget or target for measuring performance under an award.

Effect of Certain Corporate Transactions.  Unless the compensation committee otherwise provides, transactions resulting in a change in control of Taubman Centers, Inc. may cause awards granted under the 2008 Plan to vest.

Adjustments for Stock Dividends and Similar Events.  The compensation committee will make appropriate adjustments in outstanding awards and the number of Shares or TRG Units available for issuance under the 2008 Plan, including the individual limitations on awards, to reflect dividends, splits, extraordinary cash dividends and other similar events.

U.S. Federal Income Tax Consequences

Restricted Shares and restricted TRG Units.  A grantee who is awarded restricted shares or restricted TRG Units will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the Shares or TRG Units are subject to restrictions (that is, the restricted shares or TRG Units are nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income (which is ordinary income) in the year of the award in an amount equal to the fair market value of the Shares or TRG Units on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Shares or TRG Units on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends or distributions that are paid while the Shares or TRG Units are subject to restrictions will be subject to withholding taxes. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Share Units and Restricted TRG Unit Units.  There are no immediate tax consequences of receiving an award of restricted share units or restricted TRG Unit units under the 2008 Plan. A grantee who is awarded restricted share units or restricted TRG Unit units will be required to recognize ordinary income in an amount equal to the fair market value of the Shares or TRG Units issued to such grantee at the end of the restriction period. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Incentive Stock Options.  Under the Code, we are not able to grant incentive stock options, because such options may only be granted to employees of a corporation, and our employees are employed by The Taubman Company LLC (the “Manager”), which is a limited liability company. Incentive stock options are included in the Plan so that we will be in a position to grant them in the event the tax law or our corporate structure changes.

The grant of an incentive stock option will not be a taxable event for the grantee or for the employer. A grantee will not recognize taxable income upon exercise of an incentive option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of Shares received pursuant to the exercise of an incentive option will be taxed as long-term capital gain if the grantee holds the Shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The employer will not be entitled to any compensation expense deduction with respect to the exercise of an incentive option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grant must be made by the employee’s employer or a parent or subsidiary of the employer. The employee must remain employed from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Shares in an amount generally equal to the excess of the fair market value of the Shares at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The employer will be allowed a compensation expense deduction to the extent that the grantee recognizes ordinary income.

Non-Qualified Options.  The grant of an option will not be a taxable event for the grantee or for us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Shares or TRG Units on the date of exercise. Upon a subsequent sale or exchange of Shares or TRG Units acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the Shares or TRG Units (generally, the amount paid for the Shares or TRG Units plus the amount treated as ordinary income at the time the option was exercised). The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.  Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount equal to the amount paid to the grantee pursuant to the award. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Share Appreciation Rights.  There are no immediate tax consequences of receiving an award of share appreciation rights under the 2008 Plan. Upon exercising a share appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Shares.  Participants who are awarded unrestricted Shares will be required to recognize ordinary income in an amount equal to the fair market value of the Shares on the date of the award, reduced by the amount, if any, paid for such Shares. The Manager will generally be entitled to a compensation expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

New Plan Benefits

Awards under the 2008 Plan will be made at the discretion of the compensation committee. Accordingly, we cannot currently determine the amount of awards that will be made under the 2008 Plan. We anticipate that the compensation committee will utilize the 2008 Plan to continue to grant long-term equity incentive compensation to employees and Shares to directors similar to the awards described in this proxy statement.

Registration with SEC

The Company intends to file a registration statement with the SEC pursuant to the Securities Act of 1933, as amended, covering the offering of the Shares under the 2008 Plan.

Vote Required for Approval

Approval of the 2008 Plan requires the vote of holders of two-thirds of the outstanding Voting Stock entitled to vote at the Annual Meeting.

Proposal 4 — Shareholder Proposal

The SEIU General Fund, claiming beneficial ownership of 92 shares of the Company’s common stock for more than one year and representing that it will continue to hold the 92 shares through the date of the annual meeting, submitted the following resolution and supporting statement to be included in this proxy statement and has noted its intention to present such resolution for consideration at the annual meeting. The Company will furnish the address of the shareholder upon request. The Company disclaims any responsibility for the content of this proposal and the supporting statement, which are presented as received verbatim from the shareholder.

Declassifying the Board

Resolved:          The shareholders of Taubman Centers, Inc. (“Taubman”) request that the Board of Directors take the necessary steps, in accordance with applicable state law, to declassify the Board of Directors so that all directors are elected annually, with such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement

In 2007, 56% of Taubman’s shareholders supported a proposal asking the Company to declassify its board and establish the annual election of directors.

The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. It is also the venue for shareholders to elect our representatives on the Board charged with that job. We believe that classification of the Board of Directors, which results in only a portion of the board being elected annually, is not in the best interests of Taubman, and fellow shareholders seem to agree that annual elections would be a positive move by our Board.

Taubman’s Board is currently divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would give shareholders an opportunity to register their views on the performance of the board collectively and each director individually, on a more routine basis.

Several recent academic studies have found a significant positive relationship between governance practices that empower shareholders (like declassifying the board) and firm value. One such study, “The Costs of Entrenched Boards,” by Harvard Law School’s Lucian Arye Bebchuk and Alma Cohen, also found “evidence that staggered boards bring about, and not merely reflect, an economically significant reduction in firm value” (Journal of Financial Economics, 2005).

Approximately one-third of shareholder proposals to declassify the board were withdrawn in 2007, largely because companies agreed to declassify or put the measure to a vote of investors in 2008, according to RiskMetrics Group’s 2007 Post-season Report. RiskMetrics also reported that roughly 60% of S&P 500 companies have declassified their boards.

We believe that annually elected directors are equally capable of focusing on the long-term performance of our company and would additionally be more accountable to company owners.

Additionally, Taubman has a substantially high level of insider ownership at the Company, making the 56% vote in favor of declassifying even more reflective of shareholder sentiment on this issue.

We therefore urge shareholders to vote FOR this resolution.

Your Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

Since Taubman’s initial public offering in 1992, the Board has been divided into three classes with directors elected to three-year staggered terms. The Board believes that this classified structure provides benefits to the company and its shareholders, including by ensuring the stability and continuity of leadership that enable management and the Board to focus on generating superior returns for the shareholders. The Board and the Nominating & Governance Committee take the views of shareholders very seriously and have given this proposal careful consideration. In

2007, Taubman received a similar proposal from SEIU, with 47.9% of the shares outstanding (or 55.5% of the shares actually voted) supporting such proposal at the 2007 annual meeting. After a thorough review of the potential benefits and costs associated with eliminating the classified board, the Board has concluded that the classified board structure continues to be in the best interests of Taubman and its shareholders for the following reasons:

• Board Commitment to Excellence Enhanced by Classified Board.  The Board is committed to continuing and enhancing Taubman’s superior performance, which has been reflected in its stock price—a sector-leading -0.4% total return to shareholders in 2007 and a compound annual average return of 20.9% over the last 10 years, which has been recognized as the best 10-year performance among all U.S. REITs. Indeed, for the reasons described below, the Board believes that the classified board structure, which is one element of Taubman’s overall corporate governance structure, enhances its ability to focus on delivering superior returns to shareholders. In 2007, Taubman’s properties achieved record average tenant sales per square foot of $555, and Taubman increased its common dividend by 11 percent (the twelfth consecutive annual dividend increase).

• The Board is Fully Accountable to Shareholders.  The Board understands the importance of accountability to shareholders, and believes such accountability is not compromised by its classified board structure. All directors have the same fiduciary duties to Taubman and its shareholders, regardless of the length of their term. In this connection, the Board believes that the classified board structure was an important element in Taubman’s ability to resist an inadequate $20 per share takeover bid four years ago.

• Stability and Continuity.  The classified board structure and its three year terms promote greater continuity, stability and knowledge of Taubman’s business operations, strategies and core values by ensuring that at any time at least two—thirds of the directors have prior experience as directors of Taubman. Directors who have experience and familiarity with Taubman’s business affairs and operations are valuable resources and are better suited to develop and execute long-term strategic decisions that are in the best interests of Taubman and its shareholders. Long-term planning capabilities and focus are especially critical among shopping mall REITs, such as Taubman, that emphasize new developments. This continuity, stability and knowledge has been an important factor in the success of Taubman.

• Majority of Taubman’s Peers Have Classified Boards.  In a late-2007 study of 1,425 companies in the S&P 1,500, RiskMetrics Group noted that 52% of such companies had classified boards in 2007 (RiskMetrics Board Practices, 2008 Edition). Specifically, among companies having a similar market capitalization to Taubman (378 companies in the S&P MidCap 400 Index), 59% had staggered boards in 2007.

• Director Recruitment and Retention.  The market for highly qualified directors is becoming increasingly competitive due to the current corporate governance and regulatory climate. The Board believes that Taubman’ s three-year director term helps Taubman to attract and retain highly qualified candidates who are willing to commit the time and resources necessary to understand Taubman’s business operations and competitive environment.

• Corporate Governance.  The Board and the Nominating & Corporate Governance Committee are committed to corporate governance practices that benefit shareholders and accordingly regularly evaluate these practices in light of the changing environment. The Corporate Governance Guidelines adopted by the Board focus on the independence and quality of the members of the Board and its effective functioning.

For the foregoing reasons, the Board has unanimously determined that retention of the classified board is in the best interests of the Company and its shareholders, and recommends a vote AGAINST this proposal. A proxy will be voted AGAINST this proposal unless a shareholder otherwise specifies in such proxy.

Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities (“insiders”) file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to the Company. Based on the Company’s review of the insiders’ forms furnished to the Company or filed with the SEC and representations made by the Company’s officers and directors, no insider failed to file on a timely basis a Section 16(a) form with respect to any transaction in the Company’s equity securities, except that Mr. Tysoe’s Form 3 due upon his appointment as director was late.

Cost of Proxy Solicitation

The cost of preparing, assembling and mailing the proxy material will be paid by the Company. The Company will request banks, trustees, brokers and other nominees to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company’s directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work. Further, Innisfree M&A Incorporated has been retained to provide proxy solicitation services for a fee not to exceed $15,000 (excluding expenses).

Presentation of Shareholder Proposals at 2009 Annual Meeting

Any shareholder proposal intended to be included in the Company’s proxy statement and form of proxy for the 2009 annual meeting must be received by the Company at 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324 by the close of business on December 17, 2008, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Any shareholder proposal intended to be presented for consideration at the 2009 annual meeting, but not intended to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting, must be received by the Company at the address stated above between March 2, 2009 and the close of business on March 30, 2009 to be considered timely. See “Proposal 1-Election of Directors—Committees of the Board” for further information on the advance notice provisions set forth in the Company’s by-laws.

Householding

The Company has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies or has elected electronic delivery of proxy materials. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2007 annual report and 2008 proxy statement, as follows:

•	Shareholders owning their Voting Stock through a bank, trustee, broker or other holder of record should contact such record holder directly; and

•	Record shareholders should contact Broadridge Investor Communications Solutions, toll-free at 1-800-542-1061, or may write to: Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Annual Report

The Annual Report of the Company for the year ended December 31, 2007, including financial statements for the three years ended December 31, 2007 audited by KPMG, LLP, the Company’s independent registered public accounting firm, is being furnished with the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held On May 29, 2008

The 2008 proxy statement and 2007 annual report are available at www.proxyvote.com.

Please complete the enclosed proxy card or voting instruction card and mail it in the enclosed postage-paid envelope as soon as possible. Alternatively, please vote via telephone or internet (as indicated on your proxy card or voting instruction card).

By Order of the Board of Directors,

Robert S. Taubman,
Chairman of the Board, President and
Chief Executive Officer

April 16, 2008

APPENDIX A

The Taubman Company Llc

2008 Omnibus Long-Term Incentive Plan

The Taubman Company LLC, a Delaware limited liability company (the “Company”), sets forth herein the terms of its 2008 Omnibus Long-Term Incentive Plan (the “Plan”), as follows:

1. PURPOSE.  The Plan is intended to enhance the ability of the Company, TCO (as defined below), TRG (as defined below), and the Subsidiaries and Affiliates of each of them to attract and retain highly qualified Directors, officers, key employees and other persons and to motivate such persons to serve the Company, TCO, TRG, and the Subsidiaries of each of them and to improve the business results and earnings of TCO and TRG, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of TCO and TRG. To this end, the Plan provides for the grant of Share options, Share appreciation rights, restricted Shares, restricted Share units, restricted TRG Units, restricted TRG Unit units, unrestricted Shares and TRG Units and dividend equivalent rights. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms hereof. Share options granted under the Plan may be incentive stock options or non-qualified options, as provided herein.

2. DEFINITIONS.  For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means a person or entity which controls, is controlled by, or is under common control with the Company or TCO.

2.2 “Award” means a grant of an Option, Share Appreciation Right, Restricted Shares, Restricted Share Units, Restricted TRG Units, Restricted TRG Unit Units, Unrestricted Shares or Dividend Equivalent Rights under the Plan.

2.3 “Award Agreement” means the written agreement between the Company and a Participant that evidences and sets out the terms and conditions of an Award.

2.4 “Benefit Arrangement” shall have the meaning set forth in Section 15 hereof.

2.5 “Board” means the Board of Directors of TCO.

2.6 “Cause” means, unless otherwise provided in an applicable written agreement with the Company, TCO, TRG, or a Subsidiary or affiliate of any of them, the commission of a felony, fraud, or willful misconduct, which has resulted in, or is likely to result in, damage to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, as the Committee may conclusively determine.

2.7 “Change in Control” means an occasion upon which (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than (A) a director or other fiduciary holding securities under an employee benefit plan of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, and other than (B) A. Alfred Taubman, or any of his immediate family members or lineal descendants, any heir of the foregoing, any private charitable foundation or any partnership, limited liability company, or corporation owned by any of the foregoing, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of TCO representing 40% or more of the combined voting power or combined total fair market value of TCO’s then outstanding securities; or (ii) any removal or election of a member of the Board, which removal or election was not approved by a vote of at least 70% of the directors comprising the Board on the date immediately preceding the date of the removal or election. Notwithstanding the preceding, to the extent “Change in Control” is a payment trigger, and not merely a vesting trigger, for any 409A Award, “Change in Control” means a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as described in Treas. Reg. Section 1.409A-3(i)(5), but replacing the term “Trust” for the term “Company” in such regulation.

2.8 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.9 “Committee” means the Compensation Committee of the Board, or, if the Board so elects, a different committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.

2.10 “Company” means The Taubman Company LLC, a Delaware limited liability company.

2.11 “Corporate Transaction” means (i) the dissolution or liquidation of TCO or a merger, consolidation, or reorganization of TCO with one or more other entities in which TCO is not the surviving entity, (ii) a sale of substantially all of the assets of TCO to another person or entity which does not constitute a “related person” to the TCO, as such term is defined in the Treasury Regulations issued in connection with Section 409A of the Code, or (iii) any transaction (including without limitation a merger or reorganization in which TCO is the surviving entity) which results in any person or entity (other than persons who are shareholders or Affiliates immediately prior to the transaction) owning more than 50% of the combined voting power of all classes of shares of TCO.

2.12 “Covered Employee” means a Participant who is a Covered Employee within the meaning of Section 162(m)(3) of the Code.

2.13 “Disability” means a Participant’s physical or mental condition resulting from any medically determinable physical or mental impairment that renders such Participant incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 365 days. Notwithstanding the foregoing, a Participant shall not be deemed to be Disabled as a result of any condition that:

(a) was contracted, suffered, or incurred while such Participant was engaged in, or resulted from such Participant having engaged in, a felonious activity;

(b) resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan; or

(c) resulted from service in the Armed Forces of the United States for which such Participant received or is receiving a disability benefit or pension from the United States, or from service in the armed forces of any other country irrespective of any disability benefit or pension.

The Disability of a Participant and the date on which a Participant ceases to be employed by reason of Disability shall be determined by the Company, in accordance with uniform principles consistently applied, on the basis of such evidence as the Committee and the Company deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of the Plan. The Committee or the Company shall have the right to require a Participant to submit to an examination by a physician or physicians and to submit to such reexaminations as the Committee or the Company shall require in order to make a determination concerning the Participant’s physical or mental condition; provided, however, that a Participant may not be required to undergo a medical examination more often than once each 180 days, nor at any time after the normal date of the Participant’s Retirement. If any Participant engages in any occupation or employment (except for rehabilitation as determined by the Committee) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Committee, on the recommendation of the Company, determines on the basis of a medical examination that a Participant no longer has a Disability, or if a Participant refuses to submit to any medical examination properly requested by the Committee or the Company, then in any such event, the Participant shall be deemed to have recovered from such Disability. The Committee in its discretion may revise this definition of “Disability” for any grant, except to the extent that the Disability is a payment event under a 409A Award.

2.14 “Dividend Equivalent Right” means a right, granted to a Participant under Section 13 hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

2.15 “Effective Date” means the date that the Plan is approved by the shareholders of TCO, provided that such date is not more than one year after the approval of the Plan by the Board.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.17 “Fair Market Value” means the value of a Share, determined as follows: if on the Grant Date or other determination date the Shares are listed on an established national or regional share exchange, is admitted to quotation on the New York Stock Exchange (“NYSE”) or is publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market the Committee shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Shares as determined by the Committee in good faith; provided that such valuation with respect to any Award that the Company intends to be a stock right not providing for the deferral of compensation under Treas. Reg. Section 1.409A-1(b)(5)(i) (Non-Qualified Options) shall be determined by the reasonable application of a reasonable valuation method, as described in Treas. Reg Section 1.409A-1(b)(5)(iv)(B).

2.18 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Participant) control the management of assets, and any other entity in which one or more of these persons (or the Participant) own more than fifty percent of the voting interests.

2.19 “409A Award” means any Award that is treated as a deferral of compensation subject to the requirements of Code Section 409A.

2.20 “Grant Date” means the date on which the Committee approves an Award or such later date as may be specified by the Committee.

2.21 “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.22 “Non-Qualified Option” means an Option that is not an Incentive Stock Option.

2.23 “Option” means an option to purchase Shares or TRG Units pursuant to the Plan.

2.24 “Option Price” means the exercise price for each Share or TRG Unit subject to an Option.

2.25 “Other Agreement” shall have the meaning set forth in Section 15 hereof.

2.26 “Outside Director” means a member of the Board who is not an officer or employee of the Company, of TCO, of TRG, or of any of their Affiliates.

2.27 “Participant” means a person who receives or holds an Award under the Plan.

2.28 “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 14) over a performance period of up to 10 years.

2.29 “Plan” means The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan.

2.30 “Restricted Share” means a Share awarded to a Participant pursuant to Section 10 hereof.

2.31 “Restricted Share Unit” means a bookkeeping entry representing the equivalent of a Share awarded to a Participant pursuant to Section 10 hereof.

2.32 “Restricted TRG Unit” means a TRG Unit awarded to a Participant pursuant to Section 10 hereof.

2.33 “Restricted TRG Unit Unit” means a bookkeeping entry representing the equivalent of a TRG Unit awarded to a Participant pursuant to Section 10 hereof.

2.34 “Retirement” means termination of Service on or after age 62, or any other definition established by the Compensation Committee, in its discretion, either in any Award or in writing after the grant of any Award, provided that the definition of Retirement with respect to the timing of payment (and not merely vesting) of any 409A Award cannot be changed after the Award is granted.

2.35 “SAR Exercise Price” means the per share exercise price of an SAR granted to a Participant under Section 9 hereof.

2.36 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.37 “Service” means service as a Service Provider to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as such Participant continues to be a Service Provider to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive. With respect to the timing of payment (and not merely vesting) of any 409A Award, whether a termination of Service shall have occurred shall be determined in accordance with the definition of “Separation from Service” under Treas. Reg. Section 1.409(A)-1(h).

2.38 “Service Provider” means an employee, officer or Director of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, or a consultant or adviser providing services to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them.

2.39 “Share” or “Shares” means the common shares of TCO.

2.40 “Share Appreciation Right” or “SAR” means a right granted to a Participant under Section 9 hereof.

2.41 “Subsidiary” means any “subsidiary corporation” of the Company, TRG, or of TCO within the meaning of Section 424(f) of the Code.

2.42 “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired by the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them or with which the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them combines.

2.43 “TCO” means Taubman Centers, Inc., a Michigan corporation.

2.44 “Ten Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding shares of the Company, TCO, TRG or any of their Subsidiaries. In determining share ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.45 “Termination Date” means the date upon which an Option shall terminate or expire, as set forth in Section 8.3 hereof.

2.46 “TRG” means The Taubman Realty Group Limited Partnership, a Delaware limited partnership.

2.47 “TRG Unit” means a unit of limited partnership interest in TRG.

2.48 “Unrestricted Share Award” means an Award pursuant to Section 11 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1. Committee.  The Plan shall be administered by or pursuant to the direction of the Committee. The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the governing documents of the Company and TCO and applicable law. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Company’s governing documents and applicable law; provided, that subject to the governing documents of the Company and TCO and applicable law, the Committee may delegate all or any portion of its authority under the Plan to a subcommittee of directors and/or officers of the Company or TCO for the purposes of determining or administering Awards granted to persons who are not then subject to the reporting requirements of Section 16 of the Exchange Act.. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. The Committee shall consist of not less than three (3) members of the Board, which members shall be “Non-Employee Directors” as defined in Rule 16b-3 under the Exchange Act (or such greater number of members which may be required by said Rule 16b-3).

3.2. Terms of Awards.  Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(i) designate Participants,

(ii) determine the type or types of Awards to be made to a Participant,

(iii) determine the number of Shares or TRG Units to be subject to an Award,

(iv) establish the terms and conditions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the Shares or TRG Units subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options) or to ensure exemption from or compliance with Code Section 409A,

(v) prescribe the form of each Award Agreement evidencing an Award, and

(vi) amend, modify, or supplement the terms of any outstanding Award. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Participant, impair the Participant’s rights under such Award, or subject to the requirements of Code Section 409A any Award that was excluded from Code Section 409A coverage upon grant.

The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant on account of actions taken by the Participant in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them or any confidentiality obligation with respect to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them or otherwise in competition with the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, to the extent specified in such Award Agreement applicable to the Participant. Furthermore, unless the Committee provides otherwise in the applicable Award Agreement, the Company may annul an Award if the Participant is an employee of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or SAR which reduces the Option Price or SAR Exercise Price, either by lowering the Option Price or SAR Exercise Price or by canceling the outstanding Option or SAR and granting a replacement or substitute Option or SAR with a lower exercise price without the approval of Company’s shareholders, provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 17.

3.3. Deferral Arrangement.  The Committee may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to compliance with Section 409A, where applicable, and such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Share equivalents and restricting deferrals to comply with hardship distribution rules affecting 401(k) plans. Notwithstanding the foregoing, no deferral shall be allowed if the deferral opportunity would be subject to the requirements of Code Section 409A any Award that would otherwise be excluded from Code Section 409A.

3.4. No Liability.  No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.5. Book Entry.  Notwithstanding any other provision of this Plan to the contrary, the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them may elect to satisfy any requirement under this Plan for the delivery of Share certificates through the use of book-entry.

4.	SHARES SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 17 hereof, the aggregate number of Shares or TRG units available for issuance under the Plan shall be six million one hundred thousand (6,100,000); provided, however, that for every Share subject to Awards of Restricted Shares, Restricted Share Units, Restricted TRG Units, Restricted TRG Unit Units, Dividend Equivalent Rights (except for Dividend Equivalent Rights settled only in cash and relating to Awards otherwise counted pursuant to this proviso) and Unrestricted Shares under this Plan, the Shares or TRG Units available for grant hereunder shall be reduced by 2.85 Shares or TRG Units (including the one Share or TRG Unit issued). Shares issued or to be issued under the Plan shall be authorized but unissued Shares or issued Shares that have been reacquired by the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them. If any Shares or TRG Units covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of Shares or TRG Units subject thereto, then the number of Shares or TRG Units related to such Award and subject to such forfeiture or termination shall not be counted against the limit set forth above (or included for purposes of the calculation in the proviso, above), but shall again be available for making Awards under the Plan. If an Award (other than a Dividend Equivalent Right) is denominated in Shares or TRG Units, the number of Shares or TRG Units covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares or TRG Units available for granting Awards under the Plan as provided above. Notwithstanding anything herein to the contrary, Shares or TRG Units subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares or TRG Units are: (x) Shares or TRG Units that were subject to an Option or a share-settled Share Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Share Appreciation Right, (y) Shares or TRG Units delivered to or withheld by the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them to pay the exercise price or the withholding taxes under Options or Share Appreciation Rights, or (z) Shares repurchased on the open market with the proceeds of an Option exercise.

The Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of Shares or TRG Units reserved pursuant to Section 4 may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1. Effective Date.  The Plan shall be effective as of the Effective Date.

5.2. Term.  The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3. The termination of the Plan shall not affect any Award outstanding on the date of such termination.

5.3. Amendment and Termination of the Plan.  The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Shares or TRG Units as to which Awards have not been made. An amendment shall be contingent on approval of the TCO’s shareholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. In addition, an amendment will be contingent on approval of TCO’s shareholders if the amendment would: (i) materially increase the benefits accruing to Participants under the Plan, (ii) materially increase the aggregate number of Shares or TRG Units that may be issued under the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) except as permitted pursuant to the provisions of Section 17, reduce the Option Price of any previously granted Option or the grant price of any previously granted SAR, cancel any previously granted Options or SARs and grant substitute Options or SARs with a lower Option Price than the canceled Options or a lower grant price than the canceled SARs, or exchange any Options or SARs for cash, other awards, or Options or SARs with an Option Price or grant price that is less than the exercise price of the original Options or SARs. No Awards shall be made after termination of the Plan. No amendment, suspension or termination of the Plan shall (i) without the consent of the Participant, impair rights or obligations under any Award theretofore awarded under the Plan, nor (ii) accelerate any payment under any 409A Award except as otherwise permitted under Treas. Reg. Section 1.409A-3(j).

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1. Service Providers and Other Persons.  Subject to this Section 6, Awards may be made under the Plan to: (i) any Service Provider to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, including any Service Provider who is an officer or Director of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, as the Committee shall determine and designate from time to time, (ii) any Outside Director and (iii) any other individual whose participation in the Plan is determined to be in the best interests of TCO by the Committee.

6.2. Successive Awards and Substitute Awards.  An eligible person may receive more than one Award, subject to such restrictions as are provided herein. Notwithstanding Sections 8.1 and 9.1, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a Share on the original Grant Date provided that the Option Price or grant price is determined in accordance with the principles of Code Section 424 and the regulations thereunder.

6.3. Limitation on Shares or TRG Units Subject to Awards.  During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of Shares or TRG Units subject to Options or SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof is five hundred thousand (500,000) per calendar year; and

(ii) the maximum number of Shares or TRG Units that can be awarded under the Plan, other than pursuant to an Option or SARs, to any person eligible for an Award under Section 6 hereof is five hundred thousand (500,000) per calendar year.

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-Qualified Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-Qualified Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1. Option Price.  The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. The Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a Share; provided, however, that in the event that a Participant is a Ten Percent Shareholder, the Option Price of an Option granted to such Participant that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a Share on the Grant Date.

8.2. Vesting.  Subject to Sections 8.3, 8.4, 8.5 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions (including based on achievement of performance goals and/or future service requirements) as shall be determined by the Committee and stated in the Award Agreement.

For purposes of this Section 8.2, fractional numbers of Shares or TRG Units subject to an Option shall be rounded to the next nearest whole number.

8.3. Term.  Each Option granted under the Plan shall terminate, and all rights to purchase Shares or TRG Units thereunder shall cease, upon the expiration of ten years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option (the “Termination Date”); provided, however, that in the event that the Participant is a Ten Percent Shareholder, an Option granted to such Participant that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five years from its Grant Date.

8.4. Termination of Service.  Unless the Committee otherwise provides in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, upon the termination of a Participant’s Service, except to the extent that such termination is due to death, Disability, Retirement, lay-off in connection with a reduction in force or Change in Control of the Company or as otherwise specified in the Award Agreement, any Option held by such Participant that has not vested shall immediately be deemed forfeited and any otherwise vested Option or unexercised portion thereof shall terminate three (3) months after the date of such termination of Service, but in no event later than the date of expiration of the Option. If a Participant’s Service is terminated for Cause, the Option or unexercised portion thereof shall terminate as of the date of such termination. Unless the Committee otherwise provides in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, if a Participant’s Service is terminated (i) due to Retirement or lay-off in connection with a reduction in force, the Option shall become fully vested and shall continue in accordance with its terms and shall expire upon its normal date of expiration (except that an Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of three (3) months from the date of the Participant’s Retirement or lay-off and thereafter shall be a Non-Qualified Option), (ii) due to Disability, the Option shall become fully vested and shall continue in accordance with its terms and shall expire upon its normal date of expiration (except that an Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of twelve (12) months from the date of the Participant’s termination due to Disability and thereafter shall be a Non-Qualified Option) or (iii) due to death, any Option of the deceased Participant shall become fully vested and shall continue in accordance with its terms, may be exercised, to the extent of the number of Shares or TRG Units with respect to which he/she could have exercised the Option on the date of his/her death, by his/her estate, personal representative or beneficiary who acquires the Option by will or by the laws of descent and distribution, and shall expire on its normal date of expiration unless previously exercised (except that an Incentive Stock Option shall cease to be an Incentive Stock Option upon the expiration of twelve (12) months from the date of the Participant’s death and thereafter shall be a Non-Qualified Option). Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5. Change in Control.  Unless the Committee otherwise provides in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, in the event of a Change in Control, a Participant’s unvested Options shall become fully vested and may be exercised until their normal date of expiration.

8.6. Limitations on Exercise of Option.  Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.

8.7. Method of Exercise.  An Option that is exercisable may be exercised by the Participant’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Committee. Such notice shall specify the number of Shares or TRG Units with respect to which the Option is being exercised and, except to the extent provided in Section 12.3 or Section 12.4, shall be accompanied by payment in full of the Option Price of the Shares or TRG Units for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company or an Affiliate may, in its judgment, be required to withhold with respect to an Award. The minimum number of Shares or TRG Units with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 Shares or TRG Units or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of Shares or TRG Units available for purchase under the Option at the time of exercise.

8.8. Rights of Holders of Options.  Unless otherwise stated in the applicable Award Agreement, a Participant holding or exercising an Option shall have none of the rights of a shareholder or of a limited partner of TRG (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares or TRG Units covered thereby are fully paid and issued to the Participant. Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.9. Delivery of Share Certificates.  Promptly after the exercise of an Option to purchase Shares by a Participant and the payment in full of the Option Price, such Participant shall be entitled to the issuance of a Share certificate or certificates evidencing his/her ownership of the Shares purchased upon such exercise.

8.10. Transferability of Options.  Except as provided in Section 8.11, during the lifetime of a Participant, only the Participant (or, in the event of legal incapacity or incompetency, the Participant’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.11, no Option shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution.

8.11. Family Transfers.  If authorized in the applicable Award Agreement, a Participant may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Members. For the purpose of this Section 8.11, a “not for value” transfer is a transfer which is (i) a gift to a trust for the benefit of the participant and/or one or more Family Members, or (ii) a transfer under a domestic relations order in settlement of marital property rights. Following a transfer under this Section 8.11, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except in accordance with this Section 8.11 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Participant, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.12. Limitations on Incentive Stock Options.  An Option shall constitute an Incentive Stock Option only (i) if the Participant of such Option is an employee of TCO or any Subsidiary of TCO; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Stock Options held by such Participant become exercisable for the first time during any calendar year (under the Plan and all other plans of the Participant’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	TERMS AND CONDITIONS OF SHARE APPRECIATION RIGHTS

9.1. Right to Payment and Grant Price.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The Award Agreement for an SAR shall specify the grant price of the SAR, which shall be at least the Fair Market Value of a Share on the Grant Date. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award.

9.2. Other Terms.  The Committee shall determine at the Grant Date or thereafter, the time or times at which and the conditions under which an SAR may be exercised (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions (provided that no SAR shall be exercisable following the tenth anniversary of its Grant Date), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

10.	TERMS AND CONDITIONS OF RESTRICTED SHARES, RESTRICTED SHARE UNITS, RESTRICTED TRG UNITS AND RESTRICTED TRG UNIT UNITS

10.1. Grant of Restricted Shares or Restricted Share Units.  Awards of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units may be made to eligible persons. Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units may also be referred to as performance shares, performance share units, performance TRG Units or performance TRG Unit units. If so indicated in the Award Agreement at the time of grant, a Participant may vest in more than 100% of the number of Restricted Share Units or Restricted TRG Unit Units awarded to the Participant.

10.2. Restrictions.  At the time an Award of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units is made, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units, during which a portion of the Shares or TRG Units related to such Award shall become nonforfeitable or vest, on each anniversary of the grant Date or otherwise, as the Committee may deem appropriate. Each Award of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units may be subject to a different restricted period. The Committee may, in its sole discretion, at the time a grant of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance conditions, which may be applicable to all or any portion of the Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units in accordance with Section 14.1 and 14.2. Neither Restricted Shares, Restricted Share Units, Restricted TRG Units nor Restricted TRG Unit Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units. Each Participant may designate a beneficiary for the Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units awarded to him or her under the Plan. If a Participant fails to designate a beneficiary, the Participant shall be deemed to have designated his or her estate as his or her beneficiary.

10.3. Restricted Shares Certificates.  The Company shall issue, in the name of each Participant to whom Restricted Shares have been granted, Share certificates representing the total number of Restricted Shares granted to the Participant, as soon as reasonably practicable after the Grant Date. The Committee may provide in an Award Agreement that either (i) the Company shall hold such certificates for the Participant’s benefit until such time as the Restricted Shares are forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Participant, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.4. Rights of Holders of Restricted Shares and Restricted TRG Units.  Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Shares shall have the right to vote such Shares and holders of Restricted Shares or Restricted TRG Units shall have the right to receive any dividends or distributions declared or paid with respect to such Shares or TRG Units. All distributions, if any, received by a Participant with respect to Restricted Shares or Restricted TRG Units as a result of any share split, share dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

10.5.	Rights of Holders of Restricted Share Units and Restricted TRG Unit Units.

10.5.1. Dividend Rights.  Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Share Units shall have no rights as shareholders of the Company and holders of Restricted TRG Unit Units shall have no rights as a limited partner of TRG. The Committee may provide in an Award Agreement evidencing a grant of Restricted Share Units or Restricted TRG Unit Units that the holder of such Restricted Share Units or Restricted TRG Unit Units shall be entitled to receive, upon the payment of a cash dividend or distribution on outstanding Shares or TRG Units, as the case may be, or at any time thereafter, a cash payment for each Restricted Share Unit or Restricted TRG Unit Units held equal to the per-share dividend or per-TRG Unit distribution, as the case may be, paid on the Shares or TRG Units in accordance with Section 13.

10.5.2. Creditor’s Rights.  A holder of Restricted Share Units or Restricted TRG Unit Units shall have no rights other than those of a general creditor of the Company. Restricted Share Units and Restricted TRG Unit Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6. Termination of Service.  Unless the Committee otherwise provides in an Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, upon the termination of a Participant’s Service, any Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units held by such Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, except to the extent that such termination is due to death, Disability, Retirement, lay-off in connection with a reduction in force or Change in Control or as otherwise specified in the Award Agreement. Further, the Award Agreement may specify that the vested portion of the Award shall continue to be subject to the terms of any applicable transfer or other restriction. Upon forfeiture of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted Unit Units, the Participant shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Shares or any right to receive dividends with respect to Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units.

10.7. Delivery of Share.  Except as otherwise specified in an Award Agreement with respect to a particular Award of Restricted Shares or unless TCO shall then have uncertificated Shares, within thirty (30) days of the expiration or termination of the restricted period, a certificate or certificates representing all Shares relating to such Award which have not been forfeited shall be delivered to the Participant or to the Participant’s beneficiary or estate, as the case may be. Except as otherwise specified with respect to a particular Award of Restricted Share Units or unless TCO shall then have uncertificated shares, within thirty (30) days of the satisfaction of the vesting criterion applicable to such Award, a certificate or certificates representing all Shares relating to such Award which have vested shall be issued or transferred to the Participant.

11.	TERMS AND CONDITIONS OF UNRESTRICTED SHARE AWARDS

The Committee may, in its sole discretion, grant (or sell at such purchase price determined by the Committee) an Unrestricted Share Award to any Participant pursuant to which such Participant may receive Shares or TRG Units free of any restrictions (“Unrestricted Shares”) under the Plan. Unrestricted Share Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Participant.

12.	FORM OF PAYMENT FOR OPTIONS

12.1. General Rule.  Payment of the Option Price for the Shares or TRG Units purchased pursuant to the exercise of an Option shall be made in cash or in cash equivalents acceptable to the Company.

12.2. Surrender of Shares or TRG Units.  To the extent approved by the Committee in its sole discretion, payment of the Option Price for Shares or TRG Units purchased pursuant to the exercise of an Option may be made all or in part through the tender to the Company of Shares or TRG Units, which Shares, if acquired from the Company, shall have been held for at least six months at the time of tender and which shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3. Cashless Exercise.  To the extent permitted by law and to the extent permitted by the Committee in its sole discretion, payment of the Option Price for Shares or TRG Units purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a registered securities broker acceptable to the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3.

12.4. Other Forms of Payment.  To the extent permitted by the Committee in its sole discretion, payment of the Option Price for Shares or TRG Units purchased pursuant to exercise of an Option may be made in any other form that is consistent with applicable laws, regulations and rules.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1. Dividend Equivalent Rights.  A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the Shares or TRG Units specified in the Dividend Equivalent Right (or other Award to which it relates) if such Shares or TRG Units had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Participant, provided that any Award of Dividend Equivalent Rights that is a 409A Award and shall comply with the Code Section 409A requirements applicable to deferred compensation. Dividend Equivalent Rights may not be granted hereunder relating to Shares or TRG Units that are subject to Options or Share Appreciation Rights. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares or TRG Units, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date that the distribution otherwise would have been paid. Dividend Equivalent Rights may be settled in cash or Shares or TRG Units or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, unless such settlement would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A (e.g., in the case of a Non-Qualified Option), such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

13.2. Termination of Service.  Except as may otherwise be provided by the Committee either in the Award Agreement or in a written agreement with the Participant after the Award Agreement is issued, a Participant’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Participant’s termination of Service for any reason.

14.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

14.1. Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Performance Award, and the timing thereof, may be subject to such corporate or individual performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 14.2 hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

14.2. Performance Awards Granted to Designated Covered Employees.  If and to the extent that the Committee determines that a Performance Award to be granted to a Participant who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.2.

14.2.1. Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

14.2.2. Business Criteria.  One or more of the following business criteria for TCO, on a consolidated basis, and/or specified Subsidiaries or business units of TCO or the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total shareholder return (share price appreciation plus dividends), (2) net income, (3) earnings per share, (4) funds from operations, (5) funds from operations per share, (6) return on equity, (7) return on assets, (8) return on invested capital, (9) increase in the market price of Shares or other securities, (10) revenues, (11) net operating income, (12) comparable center net operating income, (13) operating margin (operating income divided by revenues), (14) earnings before interest, taxes, depreciation and amortization (EBITDA) or adjusted EBITDA, (15) the performance of the Company in any one or more of the items mentioned in clauses (1) through (14) in comparison to the average performance of the companies used in a self-constructed peer group for measuring performance under an Award, or (16) the performance of the Company in any one or more of the items mentioned in clauses (1) through (14) in comparison to a budget or target for measuring performance under an Award. Business criteria may be measured on an absolute basis or on a relative basis (i.e., performance relative to peer companies) and on a GAAP or non-GAAP basis.

14.2.3. Timing For Establishing Performance Goals.  Performance goals shall be established, in writing, not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required for “performance-based compensation” under Code Section 162(m).

14.2.4. Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify in the Award Agreement the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Participant prior to the end of a performance period or settlement of Performance Awards.

14.3. Written Determinations.  All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent required to comply with Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

14.4. Status of Section 14.2 Awards Under Code Section 162(m).  It is the intent of the Company that Performance Awards under Section 14.2 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 14.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

15. PARACHUTE LIMITATIONS.  Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company, TCO, TRG, or a Subsidiary or affiliate of any of them, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Participant shall have the right, in the Participant’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment, provided that any such payment or benefit that is excluded from the coverage of Code Section 409A shall be reduced or eliminated prior to the reduction or elimination of any benefit that is related to a 409A Award.

16.	REQUIREMENTS OF LAW

16.1. General.  The Company shall not be required to sell, deliver or cause to be issued any Shares or TRG Units under any Award if the sale or issuance of such Shares or TRG Units would constitute a violation by the Participant, any other individual exercising an Option, or the Company, TCO or TRG of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Shares or TRG Units subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no Shares or TRG Units may be issued or sold to the Participant or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, TCO or TRG, and any delay caused thereby shall in no way affect the date of termination of the Award. Any determination in this connection by the Company, TCO or TRG shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, cause to be registered any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares or TRG Units pursuant to the Plan to comply with any law or regulation of any governmental authority.

16.2. Rule 16b-3.  During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

17.	EFFECT OF CHANGES IN CAPITALIZATION

17.1. Changes in Shares or TRG Units.  If the number of outstanding Shares or TRG Units is increased or decreased or the Shares or TRG Units are changed into or exchanged for a different number or kind of shares or other securities of TCO or TRG on account of any recapitalization, reclassification, share split, reverse split, combination of shares, exchange of shares, share dividend or other distribution payable in capital stock or interests in TRG, or other increase or decrease in such Shares or TRG Units effected without receipt of consideration by TCO or TRG, as the case may be, occurring after the Effective Date, the number and kinds of Shares or TRG Units for which grants of Options and other Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of Shares of TRG Units for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Participant immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to Shares or TRG Units that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per Share or TRG Unit. The conversion of any convertible securities of TCO shall not be treated as an increase in Shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to TCO’s shareholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in share of TCO) without receipt of consideration by TCO, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of Shares or TRG Units subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Share Appreciation Rights to reflect such distribution.

17.2. Reorganization in which TCO is the Surviving Entity.  Subject to Section 17.3 hereof, if TCO shall be the surviving entity in any reorganization, merger, or consolidation of TCO with one or more other entities which does not constitute a Corporate Transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of Shares or TRG Units subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the Shares or TRG Units remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement securities received by the Participant as a result of the reorganization, merger or consolidation. In the event of a transaction described in this Section 17.2, Restricted Share Units shall be adjusted so as to apply to the securities that a holder of the number of Shares subject to the Restricted Share Units would have been entitled to receive immediately following such transaction.

17.3. Corporate Transaction.  Subject to the exceptions set forth in the last sentence of this Section 17.3, the last sentence of Section 17.4 and the requirements of Section 409A of the Code:

(i) upon the occurrence of a Corporate Transaction, all outstanding Options, Restricted Shares and Restricted TRG Units shall be deemed to have vested, and all Restricted Share Units and Restricted TRG Unit Units shall be deemed to have vested and the Shares or TRG Units subject thereto shall be delivered, immediately prior to the occurrence of such Corporate Transaction, and

(ii) either of the following two actions shall be taken:

(A) fifteen days prior to the scheduled consummation of a Corporate Transaction, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or

(B) the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, Restricted Shares, Restricted Share Units, Restricted TRG Units, Restricted TRG Unit Units, and/or SARs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Shares, Restricted Share Units, Restricted TRG Units or Restricted TRG Unit Units, equal to the formula or fixed price per Share paid to holders of Shares and, in the case of Options or SARs, equal to the product of the number of Shares or TRG Units subject to the Option or SAR (the “Award Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per Share paid to holders of Shares pursuant to such transaction exceeds (II) the Option Price or SAR Exercise Price applicable to such Award Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option or SAR during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Corporate Transaction, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send written notice of an event that will result in such a termination to all individuals who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders. This Section 17.3 shall not apply to any Corporate Transaction to the extent that provision is made in writing in connection with such Corporate Transaction for the assumption or continuation of the Options, SARs, Restricted Shares, Restricted Share Units, Restricted TRG Units and Restricted TRG Unit Units theretofore granted, or for the substitution for such Options, SARs, Restricted Shares, Restricted Share Units, Restricted TRG Units and Restricted TRG Unit Units of new options, SARs, restricted shares, restricted shares units, and restricted units relating to the shares of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares or partnership units (disregarding any consideration that is not common shares or partnership units) and option and share appreciation right exercise prices, in which event the Plan, Options, SARs, Restricted Shares, Restricted Share Units, Restricted TRG Units and Restricted TRG Unit Units theretofore granted shall continue in the manner and under the terms so provided. Appropriate adjustments shall be made taking into account Treas. Reg. Section 1.409A-1(b)(5)(v)(D) regarding substitutions and assumptions of stock rights by reason of a corporate transaction.

17.4. Adjustments.  Adjustments under this Section 17 related to Shares or other securities of the Company, TCO and TRG shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional Shares, TRG Units or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding to the nearest whole Share or TRG Unit. The Committee shall determine the effect of a Corporate Transaction upon Awards other than Options, SARs, Restricted Shares, Restricted Share Units, Restricted TRG Units and Restricted TRG Unit Units, and such effect shall be set forth in the appropriate Award Agreement. The Committee may provide in the Award Agreements at the Grant Date, or any time thereafter with the consent of the Participant, for different provisions to apply to an Award in place of those described in Sections 17.1, 17.2 and 17.3.

17.5. No Limitations on Company.  The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

18.	GENERAL PROVISIONS

18.1. Disclaimer of Rights.  No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Participant, so long as such Participant continues to be a Director, officer, consultant or employee of the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party or otherwise hold any amounts in trust or escrow for payment to any Participant or beneficiary under the terms of the Plan.

18.2. Nonexclusivity of the Plan.  Neither the adoption of the Plan nor the submission of the Plan to TCO’s shareholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of options otherwise than under the Plan.

18.3. Withholding Taxes.  The Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Shares or TRG Units upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Participant shall pay to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them, as the case may be, any amount that the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them may reasonably determine to be necessary to satisfy such withholding obligation. The Company may elect to, or may cause TCO, TRG, or a Subsidiary or Affiliate of any of them, to withhold Shares or TRG Units otherwise issuable to the Participant in satisfaction of a Participant’s withholding obligations. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy such obligations, in whole or in part, by delivering to the Company, TCO, TRG, or a Subsidiary or Affiliate of any of them Shares or TRG Units already owned by the Participant, which Shares, if acquired from the Company, shall have been held for at least six months at the time of tender. Any Shares or TRG Units so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the Shares or TRG Units used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Section 18.3 to deliver Shares may satisfy his/her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

18.4. Captions.  The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5. Other Provisions.  Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.6. Number and Gender.  With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

18.7. Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8. Governing Law.  The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Michigan, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9. Section 409A of the Code.  The Board intends to comply with Code Section 409A, or an exclusion from Code Section 409A coverage, with regard to Awards hereunder and all provisions herein shall be interpreted accordingly.

* * *

As adopted and approved by the Board as of February 27, 2008, subject to approval of the Plan by the shareholders of TCO as set forth in this Plan.

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TAUBMAN CENTERS, INC.

The Board of Directors recommends a vote FOR Items 1, 2, and 3 and AGAINST Item 4.
		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors		All	All	Except
1.	Election of Directors
Nominees:
	01) Ronald W. Tysoe (for a two-year term)	☐	☐	☐
02) Robert S. Taubman (for a three-year term)
03) Lisa A. Payne (for a three-year term)
04) William U. Parfet (for a three-year term)

Vote on Proposals		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for 2008.	☐	☐	☐

3.	Approval of the 2008 Omnibus Long-Term Incentive Plan.	☐	☐	☐

4.	Shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board of Directors.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

PLEASE SIGN EXACTLY AS NAME APPEARS HEREIN. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PARTNERSHIP OR OTHER BUSINESS ENTITY, PLEASE SIGN IN THE NAME OF THE ENTITY BY AN AUTHORIZED PERSON.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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ê    FOLD AND DETACH HERE    ê

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS – MAY 29, 2008
          The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Thursday, May 29, 2008, and at any adjournment or postponement, and to vote at such meeting the shares of Common Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement. The undersigned revokes any proxy previously given to vote at such meeting.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1), (2) AND (3) AND AGAINST ITEM (4) IF NO INSTRUCTION IS PROVIDED.
          This proxy also provides voting instructions for shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of The Taubman Company and Related Entities Employee Retirement Savings Plan (the Plan). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee, the Plan's Trustee will vote shares held in the plan in the same proportion as votes received from other participants in the Plan.
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Address Changes/Comments:

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